                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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
      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                               WISCONSIN POWER & LIGHT COMPANY
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

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
/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
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                applies:
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/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which
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
                             Your Vote is Important

                       WISCONSIN POWER AND LIGHT COMPANY

                                Proxy Statement
                         Notice of 2001 Annual Meeting
                                      and
                               2000 Annual Report

                       WISCONSIN POWER AND LIGHT COMPANY

                         ANNUAL MEETING OF SHAREOWNERS

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
                          DATE:      MAY 30, 2001

                          TIME:      1:00 PM, CENTRAL DAYLIGHT SAVINGS TIME

                      LOCATION:      WISCONSIN POWER AND LIGHT COMPANY
                                     ROOM 1A
                                     222 WEST WASHINGTON AVENUE
                                     MADISON, WISCONSIN

                         SHAREOWNER INFORMATION NUMBERS

            LOCAL CALLS (MADISON, WI AREA) ............ 608-252-3110

            TOLL FREE NUMBER .......................... 800-356-5343

                                               Wisconsin Power and Light Company
                                               222 West Washington Avenue
                                               P. O. Box 2568
                                               Madison, WI 53701-2568
                                               Phone: 608-252-3110

                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, May 30, 2001, Wisconsin Power and Light Company (the "Company") will hold its 2001 Annual Meeting of Shareowners at the office of the Company, 222 West Washington Avenue, Room 1A, Madison, Wisconsin. The meeting will begin at 1:00 p.m. Central Daylight Savings Time.

Only the sole common stock shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 3, 2001 may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be assured. At the meeting, the Company's shareowners will:

    1. Elect four directors for terms expiring at the 2004 Annual Meeting of Shareowners; and

    2.  Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

The 2000 Annual Report of the Company appears as Appendix A to this Proxy Statement. The Proxy Statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the Proxy Statement.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2000 Annual Report to Shareowners may do so by calling the Shareowner Services Department at the Shareowner Information Number shown at the front of this proxy statement or writing to the Company at the address shown above.

                                          By Order of the Board of Directors

                                          /s/ Edward M. Gleason

                                          EDWARD M. GLEASON
                                          Vice President--Treasurer and
                                          Corporate Secretary

Dated and mailed on or about April 10, 2001

                               TABLE OF CONTENTS

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
Questions and Answers.......................................    3

Election of Directors.......................................    5

       Nominees.............................................    5

       Continuing Directors.................................    6

Meetings and Committees of the Board........................    8

Compensation of Directors...................................   10

Ownership of Voting Securities..............................   12

Compensation of Executive Officers..........................   14

       Summary Compensation Table...........................   14

Stock Options...............................................   16

       Stock Option Grants in 2000..........................   16

       Option Values at December 31, 2000...................   17

Long-Term Incentive Awards..................................   18

       Long-Term Incentive Awards in 2000...................   18

Certain Agreements and Transactions.........................   19

Retirement and Employee Benefit Plans.......................   21

Report of the Compensation and Personnel Committee on
Executive Compensation......................................   25

Report of the Audit Committee...............................   28

Section 16(a) Beneficial Ownership Reporting Compliance.....   29

Exhibit I -- Audit Committee Charter........................   30

Appendix A -- Wisconsin Power and Light Company Annual
Report                                                        A-1

                             QUESTIONS AND ANSWERS

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
 1.   Q:  WHY AM I RECEIVING THESE MATERIALS?
       A  The Board of Directors of Wisconsin Power and Light Company
          (the "Company") is providing these proxy materials to you in connection with the Company's Annual Meeting of Shareowners
          (the "Annual Meeting"), which will take place on Wednesday, May 30, 2001. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposal described in this proxy statement.

 2.   Q:  WHAT IS WISCONSIN POWER AND LIGHT COMPANY AND HOW DOES IT
          RELATE TO ALLIANT ENERGY CORPORATION?
      A:  The Company is a subsidiary of Alliant Energy Corporation
          ("AEC"), a public utility holding company whose other first tier subsidiaries include IES Utilities Inc. ("IES"),
          Interstate Power Company ("IPC"), Alliant Energy Resources,
          Inc. ("AER") and Alliant Energy Corporate Services, Inc.
          ("Alliant Corporate Services").

 3.   Q:  WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?
      A:  Only shareowners of record at the close of business on April
          3, 2001 are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of Company common stock is entitled to one vote per share. Each share of Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% Series of Company preferred stock is entitled to 1/4 vote per share.

 4.   Q:  WHAT MAY I VOTE ON AT THE ANNUAL MEETING?
      A: You may vote on the election of four nominees to serve on the Company's Board of Directors for terms expiring at the Annual Meeting of Shareowners in the year 2004.

 5.   Q:  HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?
      A:  The Board of Directors recommends that you vote your shares
          FOR each of the nominees.

 6.   Q:  HOW CAN I VOTE MY SHARES?
      A: You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided.

 7.   Q:  HOW ARE VOTES COUNTED?
      A: In the election of directors, you may vote FOR all of the nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all nominees.

 8.   Q:  CAN I CHANGE MY VOTE?
      A:  You have the right to revoke your proxy at any time before the Annual Meeting by:

              - poviding written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting;
                or
              - appointing a new proxy prior to the start of the
                Annual Meeting.

          Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.


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
 9.   Q:  WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?
      A: Your proxy card(s) covers all of your shares of the Company's preferred stock.

10.   Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
      A: If your shares are registered differently and are in more than one account, then you will receive more than one card.
          Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address
          (whenever possible). You can accomplish this by contacting the Company's Shareowner Services Department at the
          Shareowner Information Numbers shown at the front of this proxy statement.

11.   Q:  WHO MAY ATTEND THE ANNUAL MEETING?
      A: All shareowners who owned shares of the Company's common and preferred stock on April 3, 2001 may attend the Annual
          Meeting. You may indicate on the reservation portion of the enclosed proxy card your intention to attend the Annual
          Meeting and return it with your signed proxy.

12.   Q:  HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
      A: The Board of Directors of the Company does not know of any business to be considered at the 2001 Annual Meeting other than the election of four directors. If any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to William D. Harvey, the Company's President, and Edward M. Gleason, the Company's
          Vice President-Treasurer and Corporate Secretary, to vote on such matters in their discretion.

13.   Q:  WHERE AND WHEN WILL I BE ABLE TO FIND THE RESULTS OF THE
          VOTING?
      A:  The results of the voting will be announced at the Annual
          Meeting. You may also call our Shareowner Services
          Department at the Shareowner Information Numbers shown at the front of this proxy statement for the results. The
          Company will also publish the final results in its Quar-terly Report on Form 10-Q for the second quarter of 2001 to be filed with the Securities and Exchange Commission.

14.   Q:  WHEN ARE SHAREOWNER PROPOSALS FOR THE 2002 ANNUAL MEETING
          DUE?
      A: All shareowner proposals to be considered for inclusion in the Company's proxy statement for the 2002 Annual Meeting must be received at the principal office of the Company by December 11, 2001. In addition, any shareowner who intends to present a proposal from the floor at the 2002 Annual
          Meeting must submit the proposal in writing to the Corporate
          Secretary of the Company no later than February 24, 2002.

15.   Q:  WHO ARE THE INDEPENDENT AUDITORS OF THE COMPANY AND HOW ARE
          THEY APPOINTED?
      A: The Board of Directors has appointed Arthur Andersen LLP as the Company's independent auditors for 2001. Arthur Andersen
          LLP acted as independent auditors for the Company in 2000.
          Representatives of Arthur Andersen LLP are not expected to be present at the meeting.

16.   Q:  WHO WILL BEAR THE COST OF SOLICITING PROXIES FOR THE ANNUAL
          MEETING?
      A. The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company's officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

17.   Q:  HOW CAN I OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON
          FORM 10-K?
      A: The Company will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of the Company's Annual Report on Form 10-K (without exhibits) as filed with the Securities and Exchange Commission. Written requests for the Form 10-K should be mailed to the Corporate Secretary of the Company at the address on the first page of this proxy statement.

                             ELECTION OF DIRECTORS

Four directors will be elected this year for terms expiring in 2004. The nominees for election as selected by the Nominating and Governance Committee of the Company's Board of Directors are: Jack B. Evans, Joyce L. Hanes, David A.
Perdue and Judith D. Pyle. Each of the nominees is currently serving as a director of the Company. Each person elected as director will serve until the Annual Meeting of Shareowners of the Company in 2004 or until his or her successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting
(assuming a quorum is present). Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow.
These biographies include their age (as of December 31, 2000), an account of their business experience and the names of publicly-held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

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
                        JACK B. EVANS                              Director Since
[PHOTO]                 2000
                        Age 52                                      Nominated Term
                        Expires in 2004
                        Mr. Evans is a director and since 1996 has served as
                        President of The Hall-Perrine Foundation, a private
                        philanthropic corporation in Cedar Rapids, Iowa. Previously,
                        Mr. Evans was President and Chief Operating Officer of SCI
                        Financial Group, Inc., a regional financial services firm.
                        Mr. Evans is a director of Gazette Communications, the
                        Federal Reserve Bank of Chicago and Nuveen Institutional
                        Advisory Corp., and Vice Chairman and a director of United
                        Fire and Casualty Company. Mr. Evans has served as a
                        director of AEC, IES, IPC and AER since 2000. Mr. Evans is
                        Chairperson of the Audit Committee.

                        JOYCE L. HANES                            Director Since
[PHOTO]                 1998
                        Age 68                                      Nominated Term
                        Expires in 2004
                        Ms. Hanes has been a director of Midwest Wholesale, Inc., a products wholesaler in Mason City, Iowa, since 1970 and
                        Chairman of the Board since December 1997, having
                        previously served as Chairman from 1986 to 1988. She is a
                        director of Iowa Student Loan Liquidity Corp. Ms. Hanes has served as a director of IPC since 1982 and of AEC, IES and
                        AER since 1998.

                        DAVID A. PERDUE                            Director Since
[PHOTO]                 2001
                        Age 51                                      Nominated Term
                        Expires in 2004
                        Mr. Perdue is President of the Reebok brand for Reebok
                        International Limited, a designer, distributor and marketer of footwear, apparel and sports equipment, located in
                        Canton, Massachusetts. Prior to joining Reebok in 1998,
                        Mr. Perdue was Senior Vice President of Operations at
                        Haggar, Inc. He was appointed to serve as a director of the
                        Company, AEC, IES, IPC and AER as of February 15, 2001.


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
                        JUDITH D. PYLE                             Director Since
[PHOTO]                 1994
                        Age 57                                      Nominated Term
                        Expires in 2004
                        Ms. Pyle is Vice Chair of The Pyle Group, a financial
                        services company located in Madison, Wisconsin. Prior to
                        assuming her current position, Ms. Pyle served as Vice
                        Chairman and Senior Vice President of Corporate Marketing of
                        Rayovac Corporation (a battery and lighting products
                        manufacturer), Madison, Wisconsin. In addition, Ms. Pyle is
                        Vice Chairman of Georgette Klinger, Inc. and a director of
                        Uniek, Inc. Ms. Pyle has served as a director of AEC and
                        AER since 1992 and of IES and IPC since 1998. Ms. Pyle is
                        the Chairperson of the Compensation and Personnel Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS DIRECTORS.

CONTINUING DIRECTORS

                        ALAN B. ARENDS                            Director Since
[PHOTO]                 1998
                        Age 67                                      Term Expires in
                        2002
                        Mr. Arends is Chairman of the Board of Directors of Alliance
                        Benefit Group Financial Services Corp., Albert Lea,
                        Minnesota, an employee benefits company that he founded in
                        1983. He has served as a director of IPC since 1993 and of
                        AEC, IES and AER since 1998.

                        ERROLL B. DAVIS, JR.                        Director Since
[PHOTO]                 1984
                        Age 56                                      Term Expires in
                        2003
                        Mr. Davis has been President of AEC since January 1990 and was elected President and Chief Executive Officer of AEC in
                        July 1990. He was elected Chairman of the Board of AEC in
                        April 2000. Mr. Davis joined the Company in August 1978 and was elected President of the Company in July 1987. He was
                        elected President and Chief Executive Officer of the Company in August 1988. Mr. Davis has also served as Chief Executive
                        Officer of AER, IES and IPC since 1998. He is a member of
                        the Boards of Directors of BP Amoco p.l.c., PPG
                        Industries, Inc., Electric Power Research Institute and the
                        Edison Electric Institute. Mr. Davis has served as a
                        director of AEC since 1982, of AER since 1988 and of IES and
                        IPC since 1998.

                        LEE LIU                                      Director Since
[PHOTO]                 1998
                        Age 67                                      Term Expires in
                        2003
                        Mr. Liu served as Chairman of the Board of the Company and
                        AEC from April 1998 until April 2000 in accordance with the terms of his employment agreement. He was Chairman of the
                        Board and Chief Executive Officer of IES Industries Inc. (a
                        predecessor to AEC) and Chairman of the Board and Chief
                        Executive Officer of IES prior to 1998. Mr. Liu held a
                        number of professional, management and executive positions after joining Iowa Electric Light and Power Company (later known as IES) in 1957. He is a director of Principal
                        Financial Group and Eastman Chemical Company. Mr. Liu has
                        served as a director of IES (or predecessor companies) since
                        1981 and of AEC, IPC and AER since 1998.

                        KATHARINE C. LYALL                         Director Since
[PHOTO]                 1986
                        Age 59                                      Term Expires in
                        2002
                        Ms. Lyall is President of the University of Wisconsin System
                        in Madison, Wisconsin. In addition to her administrative
                        position, she is a professor of economics at the University.
                        She serves on the Boards of Directors of the Kemper National
                        Insurance Companies, M&I Corporation and the Carnegie
                        Foundation for the Advancement of Teaching. Ms. Lyall has
                        served as a director of AEC and AER since 1994 and of IES
                        and IPC since 1998.

                        ROBERT W. SCHLUTZ                        Director Since 1998
[PHOTO]                 Age 64                                      Term Expires in
                        2003
                        Mr. Schlutz is President of Schlutz Enterprises, a
                        diversified farming and retailing business in Columbus
                        Junction, Iowa. Mr. Schlutz has served as a director of IES
                        (or predecessor companies) since 1989 and of AEC, IPC and
                        AER since 1998. Mr. Schlutz is the Chairperson of the
                        Environmental, Nuclear, Health and Safety Committee.

                        WAYNE H. STOPPELMOOR                   Director Since 1998
[PHOTO]                 Age 66                                      Term Expires in
                        2003
                        Mr. Stoppelmoor served as Vice Chairman of the Board of the
                        Company and AEC from April 1998 until April 2000 in
                        accordance with the terms of his consulting agreement. Prior to 1998, he was Chairman, President and Chief Executive
                        Officer of IPC. He retired as President of IPC in 1996 and as Chief Executive Officer in 1997. Mr. Stoppelmoor has
                        served as a director of IPC since 1986 and of AEC, IES and
                        AER since 1998.

                        ANTHONY R. WEILER                        Director Since 1998
[PHOTO]                 Age 64                                      Term Expires in
                        2002
                        Mr. Weiler is a consultant for several home furnishings
                        organizations. Prior to assuming his current position
                        Mr. Weiler had been a Senior Vice President for Heilig-
                        Meyers Company, a national furniture retailer headquartered in Richmond, Virginia. Mr. Weiler is a director of the
                        Retail Home Furnishings Foundation. Mr. Weiler has served as a director of IES (or predecessor companies) since 1979 and of AEC, IPC and AER since 1998. Mr. Weiler is the
                        Chairperson of the Nominating and Governance Committee.

RETIRING DIRECTORS

Rockne G. Flowers will turn 70 years of age on April 6, 2001. Milton E. Neshek turned 70 years of age on October 26, 2000. Pursuant to the mandatory retirement provisions in the Company's Bylaws, Mr. Flowers and Mr. Neshek will retire as directors on the date of the Annual Meeting.

In addition, Arnold M. Nemirow has indicated his intent, as a result of his other time commitments, to resign as a director effective as of the Annual Meeting.

The Company expresses its most sincere thanks and appreciation to Messrs. Flowers, Neshek and Nemirow for their many years of service to the Company and for their valued advice and guidance.

                      MEETINGS AND COMMITTEES OF THE BOARD

The full Board of Directors of the Company considers all major decisions of the Company. However, the Board has established standing Audit; Compensation and Personnel; Environmental, Nuclear, Health and Safety; Nominating and Governance; and Capital Approval Committees so that certain important matters can be addressed in more depth than may be possible in a full Board meeting. The following is a description of each of these committees:

AUDIT COMMITTEE

The Audit Committee held two meetings in 2000. The Committee currently consists of J. B. Evans (Chair), A. B. Arends, K. C. Lyall, J. D. Pyle and M. E. Neshek. The Audit Committee recommends to the Board the appointment of independent auditors; reviews the reports and comments of the independent auditors; reviews the activities and reports of the Company's internal audit staff; and, in response to the reports and comments of both the independent auditors and internal auditors, recommends to the Board any action which the Committee considers appropriate.

COMPENSATION AND PERSONNEL COMMITTEE

The Compensation and Personnel Committee held three meetings in 2000. The Committee currently consists of J. D. Pyle (Chair), A. B. Arends, J. B. Evans,
A. M. Nemirow and D. A. Perdue. This Committee sets executive compensation policy; administers the Company's Long-Term Equity Incentive Plan; reviews the performance of and approves salaries for officers and certain other management personnel; reviews and recommends to the Board new or changed employee benefit plans; reviews major provisions of negotiated employment contracts; and reviews human resource development programs.

ENVIRONMENTAL, NUCLEAR, HEALTH AND SAFETY COMMITTEE

The Environmental, Nuclear, Health and Safety Committee held two meetings in 2000. The Committee currently consists of R. W. Schlutz (Chair), J. L. Hanes,
M. E. Neshek, D. A. Perdue and A. R. Weiler. The Committee's responsibilities are to review environmental policy and planning issues of interest to the Company, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. In addition, the Committee reviews policies and operating issues related to the Company's nuclear generating station investments including planning and funding for decommissioning of the plants. The Committee also reviews health and safety related policies, activities and operational issues as they affect employees, customers and the general public.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee held three meetings in 2000. The Committee currently consists of A. R. Weiler (Chair), R. G. Flowers, J. L. Hanes, K. C. Lyall and R. W. Schlutz. This Committee's responsibilities include recommending and nominating new members of the Board; recommending committee assignments and committee chairpersons; evaluating overall Board effectiveness; preparing an annual report on Chief Executive Officer effectiveness; and considering and developing recommendations to the Board of Directors on other corporate governance issues. In nominating persons for election to the Board, the Nominating and Governance Committee will consider nominees recommended by shareowners. Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company, who will forward all recommendations to the Committee. The Company's Bylaws also provide for shareowner nominations of candidates for election as directors. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

CAPITAL APPROVAL COMMITTEE

The Capital Approval Committee held no meetings in 2000. The Committee currently consists of J. B. Evans, J. D. Pyle and A. R. Weiler. The purpose of this Committee is the evaluation of certain investment proposals where (i) an iterative bidding process is required and/or (ii) the required timelines for such a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

The Board of Directors held seven meetings during 2000. Each director attended at least 80% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each committee conducts performance evaluations annually to determine its effectiveness and suggests improvements for consideration and implementation. In addition, Mr. Davis' performance as Chief Executive Officer is also evaluated by the full Board on an annual basis.

                           COMPENSATION OF DIRECTORS

No retainer fees are paid to Messrs. Davis and Stoppelmoor for their service on the Company's Board of Directors. In 2000, all other directors (the "non-employee directors"), each of whom serve on the Boards of the Company, AEC, IES, IPC and AER, received an annual retainer of $45,000 for service on all five Boards consisting of $25,000 in cash and $20,000 in AEC common stock. Travel expenses are paid for each meeting day attended. Beginning in 2001, the annual retainer for each non-employee director has been changed to $25,000 in cash and 1,000 shares of AEC common stock for service on all five Boards. The directors have the option to receive each amount outright (in cash and stock), to have each amount deposited to their Shareowner Direct Plan account or to a director's Deferred Compensation Account or any combination thereof. Effective April 21, 2001, Mr. Stoppelmoor's existing consulting contract will expire and he will be eligible to receive compensation as a non-employee director on a prorated basis for 2001.

DIRECTOR'S DEFERRED COMPENSATION PLAN

Under the Director's Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in THE WALL STREET JOURNAL. The balance credited to a director's Deferred Compensation Interest Account as of any date will be the accumulated deferred cash compensation and interest that are credited to such account as of such date. Amounts deposited to an AEC Stock Account, whether the cash portion or the stock portion of the director's compensation, are treated as though invested in the common stock of AEC and will be credited with dividends and those dividends will be reinvested. Annually, the director may elect that the Deferred Compensation Account will be paid in a lump sum or in annual installments for up to ten years, either in a designated year or upon retirement or resignation from the Board.

DIRECTOR'S CHARITABLE AWARD PROGRAM

AEC maintains a Director's Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions, and to enhance the Company's director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company and/or AEC will donate a total of $500,000 to one qualified charitable organization, or divide that amount among a maximum of four qualified charitable organizations, selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company or AEC, and the donations are funded by the Company or AEC through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company's cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company or AEC.

DIRECTOR'S LIFE INSURANCE PROGRAM

AEC maintains a split-dollar Director's Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to AEC to reimburse AEC for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to AEC. The imputed income allocations reported for each director in 2000 under the Director's Life Insurance Program were as follows: A. B. Arends--$50, R. G. Flowers--$50, J. L. Hanes--$50, K. C. Lyall--$389, A. M. Nemirow--$50,

M. E. Neshek--$975, J. D. Pyle--$50, and A. R. Weiler--$50.

PENSION ARRANGEMENTS

Prior to April 1998, Mr. Liu participated in the IES Industries Inc. retirement plan, which plan has been transferred to Alliant Energy Corporate Services.
Mr. Liu's benefits under the plan have been "grandfathered" to reflect the benefit plan formula in effect in April 1998. See "Retirement and Employee Benefit Plans--IES Industries Pension Plan."

Alliant Energy Corporate Services also maintains a non-qualified Supplemental Retirement Plan ("SRP") for eligible former officers of IES Industries Inc.
Mr. Liu participates in the SRP. The SRP generally provides for payment of supplemental retirement benefits equal to 75% of the officer's base salary in effect at the date of retirement, reduced by benefits receivable under the qualified retirement plan, for a period not to exceed 15 years following the date of retirement. The SRP also provides for certain death benefits to be paid to the officer's designated beneficiary and benefits if an officer becomes disabled under the terms of the qualified retirement plan.

CERTAIN AGREEMENTS

Mr. Liu had an employment agreement with AEC, pursuant to which Mr. Liu served as Chairman of the Board of AEC until April 2000. At that time, Mr. Liu retired as Chairman of the Board of AEC, although he continues to serve as a director. Mr. Liu's employment agreement provided that he receive an annual base salary of not less than $400,000, supplemental retirement benefits and the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation).

Mr. Stoppelmoor entered into a three-year consulting arrangement with AEC in April 1998. Under the terms of his consulting arrangement, Mr. Stoppelmoor received an annual fee of $324,500 during each of the first two years and is currently receiving a fee of $200,000 for the third year of the consulting period. Mr. Stoppelmoor is also entitled to participate in compensation plans equivalent to those provided AEC's Chairman of the Board and Chief Executive Officer during the consulting period, subject to approval by the Compensation and Personnel Committee of the Board. Mr. Stoppelmoor is eligible to participate in the Director's Charitable Award Program and the Director's Life Insurance Program. His consulting arrangement provides that he will not be eligible to receive any other compensation otherwise payable to directors of AEC until the end of the three-year term on April 21, 2001. At that time, Mr. Stoppelmoor will be eligible to receive the annual director's compensation.

                         OWNERSHIP OF VOTING SECURITIES

All of the common stock of the Company is held by AEC. Listed in the following table are the number of shares of AEC's common stock beneficially owned by the executive officers listed in the Summary Compensation Table and all nominees and directors of AEC and the Company, as well as the number of shares owned by directors and executive officers as a group as of March 1, 2001. The directors and executive officers of AEC and the Company as a group owned less than one percent of the outstanding shares of AEC common stock on that date. To the Company's knowledge, no shareowner beneficially owned five percent or more of AEC's outstanding common stock as of December 31, 2000.

                                                                  SHARES
                                                               BENEFICIALLY
NAME OF BENEFICIAL OWNER                                         OWNED(1)
------------------------                                      --------------
EXECUTIVES(2)
  William D. Harvey.........................................       75,815(3)
  Eliot G. Protsch..........................................       77,715(3)
  Thomas M. Walker..........................................       36,893(3)
  Pamela J. Wegner..........................................       47,573(3)

  DIRECTOR NOMINEES
  Jack B. Evans.............................................       32,402(3)
  Joyce L. Hanes............................................        6,250(3)
  David A. Perdue...........................................        1,556(3)
  Judith D. Pyle............................................        9,440

DIRECTORS
  Alan B. Arends............................................        4,629(3)
  Erroll B. Davis, Jr.......................................      202,015(3)
  Rockne G. Flowers.........................................       16,423(4)
  Lee Liu...................................................      192,773(3)
  Katharine C. Lyall........................................       11,706
  Arnold M. Nemirow.........................................       14,564(3)(4)
  Milton E. Neshek..........................................       14,742(3)(4)
  Robert W. Schlutz.........................................        6,729(3)
  Wayne H. Stoppelmoor......................................      128,162(3)
  Anthony R. Weiler.........................................        6,962(3)

  All Executives and Directors as a Group
  34 people, including those listed above...................    1,263,893(3)

(1) Total shares of AEC common stock outstanding as of December 31, 2000 were 79,010,114.

(2)  Stock ownership of Mr. Davis is shown with the directors.

(3) Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Harvey -- 2,210,
    Mr. Protsch -- 667, Mr. Davis -- 7,028, Ms. Hanes -- 514, Mr. Liu -- 9,755
    and Mr. Weiler -- 1,148; shares of common stock held in deferred compensation plans: Mr. Arends -- 1,862, Mr. Evans -- 2,402, Ms. Hanes -- 174, Mr. Nemirow -- 830, Mr. Neshek -- 1,261, Mr. Perdue -- 1,556,
    Mr. Schlutz -- 1,370, Mr. Weiler -- 1,862, Mr. Davis -- 6,187,
    Mr. Protsch -- 7,232, Mr. Harvey -- 4,069, Mr. Walker -- 5,166,
    Ms. Wegner -- 10 (all executive officers and directors as a group -- 35,072); and stock options exercisable on or within 60 days of March 1, 2001: Mr. Davis -- 165,327, Mr. Liu -- 148,849, Mr. Stoppelmoor -- 119,201,
    Mr. Harvey -- 44,258, Mr. Protsch -- 44,258, Mr. Walker -- 29,097 and
    Ms. Wegner -- 32,319 (all executive officers and directors as a group -- 865,376).

(4) Messrs. Flowers, Nemirow and Neshek will retire as directors at the Annual Meeting.

None of the directors or officers of the Company own any shares of the Company's preferred stock. The following table sets forth certain information regarding the beneficial ownership of the Company's preferred stock by each person known to the Company to own more than five percent of any class of the Company's preferred stock as of December 31, 2000.

                                                                        SHARES OF
                                                                   6.2% PREFERRED STOCK                  PERCENT OF
                  NAME OF BENEFICIAL OWNER                          BENEFICIALLY OWNED                     CLASS
------------------------------------------------------------       --------------------                  ----------
Wellington Management Company, LLP
75 State Street                                                         18,500(1)                          12.33%
Boston, Massachusetts 02109

(1)  As reported to the Securities and Exchange Commission.

                       COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by AEC, the Company and AEC's subsidiaries for all services rendered during 2000, 1999 and 1998 to the Chief Executive Officer and the four other most highly compensated executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------------
                                                ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                         ---------------------------------------------------------------------------------------------
                                                                                           AWARDS             PAYOUTS
                                                                                  ------------------------------------
                                                                                               SECURITIES
                                                                                  RESTRICTED   UNDERLYING
NAME AND                                                         OTHER ANNUAL       STOCK        OPTIONS       LTIP
PRINCIPAL POSITION         YEAR     BASE SALARY    BONUS(1)    COMPENSATION(2)    AWARDS(3)    (SHARES)(4)    PAYOUTS
----------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.       2000       $637,692     $895,200        $11,875           --          111,912     $196,711
Chairman and Chief         1999        580,000      440,220         12,526           --           77,657       84,870
Executive Officer          1998        540,000        --            13,045           --           36,752        --
----------------------------------------------------------------------------------------------------------------------

William D. Harvey          2000        264,615      206,541          4,234           --           21,063       47,474
President                  1999        254,423      116,535          4,565         $255,004       17,071       31,365
                           1998        233,846        --             4,699           --           11,406        --
----------------------------------------------------------------------------------------------------------------------

Eliot G. Protsch           2000        264,615      214,942          1,423           --           21,063       47,474
Executive Vice             1999        254,423      152,898          1,909          255,004       17,071       31,365
President                  1998        233,846        --             2,443           --           11,406        --
----------------------------------------------------------------------------------------------------------------------

Thomas M. Walker           2000        254,616      190,026        --                --           20,268       47,474
Executive Vice             1999        244,808      148,960        --                --           16,402        --
President                  1998        229,846        --               814           --           11,406        --
& Chief Financial
Officer
----------------------------------------------------------------------------------------------------------------------
Pamela J. Wegner           2000        254,608      180,285          2,416          245,017       20,268       27,563
Executive Vice             1999        244,615      145,187          2,569           --           16,402       19,373
President                  1998        193,001        --             2,689           --            6,178        --
----------------------------------------------------------------------------------------------------------------------

----------------------  ----------------

NAME AND                   ALL OTHER
PRINCIPAL POSITION      COMPENSATION(5)
----------------------  ----------------
Erroll B. Davis, Jr.        $52,619
Chairman and Chief           53,188
Executive Officer            50,996
---------------------------------------------------------
William D. Harvey            42,230
President                    37,005
                             21,642
--------------------------------------------------------------------------
Eliot G. Protsch             38,058
Executive Vice               32,941
President                    18,065
-------------------------------------------------------------------------------------------
Thomas M. Walker              6,166
Executive Vice                6,531
President                    15,026
& Chief Financial
Officer
------------------------------------------------------------------------------------------------------------
Pamela J. Wegner             34,377
Executive Vice               29,122
President                    17,959
----------------------------------------------------------------------------------------------------------------------

(1) No bonuses were paid for 1998. The 1999 bonuses were earned in 1999 and paid in 2000. The 2000 bonuses were earned in 2000 and paid in 2001.

(2) Other Annual Compensation for 2000 consists of income tax gross-ups for reverse split-dollar life insurance.

(3) In 1999, restricted stock was awarded under the Alliant Energy Corporation Long-Term Equity Incentive Plan as follows: Mr. Harvey--9,294 shares,
    Mr. Protsch--9,294 shares and Ms. Wegner--8,930 shares. Dividends on shares of restricted stock granted under the Long-Term Equity Incentive Plan are held in escrow and reinvested in shares of common stock pending vesting of the underlying restricted stock. If such restricted stock vests, then the participant is also entitled to receive the common stock into which the dividends on the restricted stock were reinvested. The amounts shown in the table above represent the market value of the restricted stock on the date of grant. The number of shares of restricted stock held by the officers identified in the table and the market value of such shares as of December 31, 2000 were as follows: Mr. Harvey--9,294 shares ($296,293),
    Mr. Protsch--9,294 shares ($296,293) and Ms. Wegner--8,930 shares
    ($284,688).

(4) Awards made in 2000 were in combination with performance share awards as described in the table entitled "Long-Term Incentive Awards in 2000".

(5) The table below shows the components of the compensation reflected under this column for 2000:

------------------------------------------------------------------------------------------------------------------------------
         ERROLL B. DAVIS, JR.      WILLIAM D. HARVEY       ELIOT G. PROTSCH        THOMAS M. WALKER        PAMELA J. WEGNER
------------------------------------------------------------------------------------------------------------------------------
  A.            $19,131                 $ 7,938                 $ 7,938                 $ 5,250                 $6,373
------------------------------------------------------------------------------------------------------------------------------

  B.             18,952                   8,524                   7,956                       0                  5,332
------------------------------------------------------------------------------------------------------------------------------

  C.             12,969                   5,345                   1,852                       0                  3,050
------------------------------------------------------------------------------------------------------------------------------

  D.              1,567                     320                     209                     916                    306
------------------------------------------------------------------------------------------------------------------------------

  E.                  0                  20,103                  19,770                       0                 19,316
------------------------------------------------------------------------------------------------------------------------------

 Total          $52,619                 $42,230                 $38,058                 $ 6,166                 $34,377
------------------------------------------------------------------------------------------------------------------------------

A.  Matching contributions to 401(k) Plan and Deferred Compensation Plan

B. Split-dollar life insurance reportable income (the split-dollar insurance premiums are calculated using the "foregone interest" method)

C.  Reverse split-dollar life insurance

D.  Life insurance coverage in excess of $50,000

E.  Dividends on restricted stock

                                 STOCK OPTIONS

The following table sets forth certain information concerning stock options granted during 2000 to the executives named below:

                          STOCK OPTION GRANTS IN 2000

------------------------------------------------------------------------------------------------------------------------------
                                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                                    ASSUMED ANNUAL RATES OF
                                                                                                 STOCK PRICE APPRECIATION FOR
                                                       INDIVIDUAL GRANTS                                OPTION TERM(2)
                                 -------------------------------------------------------------
                                                  % OF TOTAL
                                   NUMBER OF        OPTIONS
                                  SECURITIES      GRANTED TO
                                  UNDERLYING       EMPLOYEES      EXERCISE OR
                                    OPTIONS        IN FISCAL      BASE PRICE      EXPIRATION
             NAME                 GRANTED(1)         YEAR          ($/SHARE)         DATE             5%              10%
------------------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.                111,912          12.4%         $28.5938         1/18/10       $5,212,861      $8,300,513
------------------------------------------------------------------------------------------------------------------------------

William D. Harvey                    21,063           2.3%          28.5938         1/18/10          981,115       1,562,243
------------------------------------------------------------------------------------------------------------------------------

Eliot G. Protsch                     21,063           2.3%          28.5938         1/18/10          981,115       1,562,243
------------------------------------------------------------------------------------------------------------------------------

Thomas M. Walker                     20,268           2.3%          28.5938         1/18/10          944,083       1,503,278
------------------------------------------------------------------------------------------------------------------------------

Pamela J. Wegner                     20,268           2.3%          28.5938         1/18/10          944,083       1,503,278
------------------------------------------------------------------------------------------------------------------------------

(1) Consists of non-qualified stock options to purchase shares of AEC common stock granted pursuant to AEC's Long-Term Equity Incentive Plan. Options were granted on January 19, 2000 and will have a three year vesting schedule with one-third becoming exercisable on January 2, 2001, one-third becoming exercisable on January 2, 2002 and the final one-third becoming exercisable on January 2, 2003. Upon a "change in control" of AEC as defined in the Plan or upon retirement, disability or death of the option holder, the options will become immediately exercisable.

(2) The hypothetical potential appreciation shown for the named executives is required by rules of the Securities and Exchange Commission ("SEC"). The amounts shown do not represent the historical or expected future performance of AEC's common stock. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of AEC's common stock would be $46.58 and $74.17, respectively, as of the expiration date of the options.

The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal 2000.

                       OPTION VALUES AT DECEMBER 31, 2000

------------------------------------------------------------------------------------------------------------------------------
                                        NUMBER OF SECURITIES UNDERLYING            VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                                    UNEXERCISED OPTIONS AT FISCAL YEAR END                      AT YEAR END(1)
                                 ---------------------------------------------------------------------------------------------
             NAME                     EXERCISABLE            UNEXERCISABLE            EXERCISABLE            UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.                    165,327                 100,494                $363,360                $297,362
------------------------------------------------------------------------------------------------------------------------------

William D. Harvey                        44,258                  19,732                  95,168                  57,607
------------------------------------------------------------------------------------------------------------------------------

Eliot G. Protsch                         44,258                  19,732                  95,168                  57,607
------------------------------------------------------------------------------------------------------------------------------

Thomas M. Walker                         29,097                  18,979                  47,773                  55,416
------------------------------------------------------------------------------------------------------------------------------

Pamela J. Wegner                         32,319                  18,979                  73,099                  55,416
------------------------------------------------------------------------------------------------------------------------------

(1) Based on the closing per share price of AEC common stock on December 31, 2000 of $31.88.

                           LONG-TERM INCENTIVE AWARDS

The following table provides information concerning long-term incentive awards made to the executives named below in 2000.

                       LONG-TERM INCENTIVE AWARDS IN 2000

-----------------------------------------------------------------------------------------------------------------------------
                                                                                   ESTIMATED FUTURE PAYOUTS UNDER
                                                                                    NON-STOCK PRICE-BASED PLANS
                                                     PERFORMANCE OR    ------------------------------------------------------
                                    NUMBER OF         OTHER PERIOD
                                  SHARES, UNITS          UNTIL
                                 OR OTHER RIGHTS     MATURATION OR        THRESHOLD            TARGET            MAXIMUM
             NAME                     (#)(1)             PAYOUT              (#)                (#)                (#)
-----------------------------------------------------------------------------------------------------------------------------
Erroll B. Davis, Jr.                  19,025             1/1/03             9,513              19,025             38,050
-----------------------------------------------------------------------------------------------------------------------------

William D. Harvey                      3,707             1/1/03             1,854               3,707              7,414
-----------------------------------------------------------------------------------------------------------------------------

Eliot G. Protsch                       3,707             1/1/03             1,854               3,707              7,414
-----------------------------------------------------------------------------------------------------------------------------

Thomas M. Walker                       3,567             1/1/03             1,784               3,567              7,134
-----------------------------------------------------------------------------------------------------------------------------

Pamela J. Wegner                       3,567             1/1/03             1,784               3,567              7,134
-----------------------------------------------------------------------------------------------------------------------------

(1) Consists of performance shares awarded under the AEC's Long-Term Equity Incentive Plan. The payout from the performance shares is based on two equally-weighted performance components: AEC's three-year Total Shareholder Return (TSR) relative to an investor-owned utility peer group, and annualized earnings per share growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan during the performance cycle ending December 31, 2002. Payouts are subject to modification pursuant to a performance multiplier that ranges from 0 to 2.00, and will be made in shares of AEC common stock or a combination of common stock and cash.

                      CERTAIN AGREEMENTS AND TRANSACTIONS

Mr. Davis has an employment agreement with AEC, pursuant to which Mr. Davis will serve as the Chief Executive Officer of AEC until April 21, 2003. Mr. Davis also began serving as the Chairman of AEC effective April 21, 2000. Following the expiration of the initial term of Mr. Davis' employment agreement, his agreement will automatically renew for successive one-year terms, unless either Mr. Davis or AEC gives prior written notice of his or its intent to terminate the agreement. Mr. Davis also serves as Chief Executive Officer of each subsidiary of AEC and as a director of such companies during the term of his employment agreement. Pursuant to Mr. Davis' employment agreement, he is paid an annual base salary of not less than $450,000. Mr. Davis' current salary under his employment agreement is $685,000. Mr. Davis also has the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) and receive supplemental retirement benefits (including continued participation in the Company Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. If the employment of Mr. Davis is terminated without cause (as defined in the employment agreement) or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), AEC or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the end of the term of such employment agreement (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or becomes disabled, or terminates his employment without good reason, during the term of his respective employment agreement, AEC or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death, disability or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis is terminated for cause, AEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. Under Mr. Davis' employment agreement, if any payments thereunder constitute an excess parachute payment under the Internal Revenue Code (the "Code"), AEC will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

AEC currently has in effect key executive employment and severence agreements (the "KEESAs") with certain executive officers of AEC (including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within five years after a change in control of AEC (as defined in the KEESAs), the officer's employment is ended through (i) termination by AEC, other than by reason of death or disability or for cause (as defined in the KEESAs), or
(ii) termination by the officer due to a breach of the agreement by AEC or a significant change in the officer's responsibilities, or (iii) in the case of Mr. Davis' agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (i) a cash termination payment of two or three times (depending on which executive is involved) the sum of the officer's annual salary and his or her average annual bonus during the three years before the termination and (ii) continuation for up to five years of equivalent hospital, medical, dental, accident, disability and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which AEC may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer and the Executive Vice Presidents (including Messrs. Davis, Harvey, Protsch, Walker and Ms. Wegner) provide that if any payments thereunder or otherwise constitute an excess parachute payment, AEC will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis' employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

                     RETIREMENT AND EMPLOYEE BENEFIT PLANS

ALLIANT ENERGY CORPORATE SERVICES RETIREMENT PLANS

Salaried employees (including officers) of the Company are eligible to participate in a Retirement Plan maintained by Alliant Energy Corporate Services. In 1998, the Retirement Plan was amended to implement a cash balance format, thereby changing the benefit calculation formulas and adding a lump sum distribution option for eligible participants. The Alliant Energy Cash Balance Pension Plan bases a participant's defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Plan as of August 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1997, under the Plan's benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for a Social Security offset. In addition, individuals participating in the Plan as of August 1, 1998 received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and base pay.

For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus a share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Plan on August 1, 1998 are in no event to receive any less than what would have been provided under the prior formula, had it continued, if they terminate on or before August 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table who participate in the Plan (Messrs. Davis, Protsch Harvey and Ms. Wegner) are "grandfathered" under the prior plan benefit formula. Since their estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, their benefits would currently be determined by the prior plan benefit formula. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the prior formula based on average annual compensation and years of service. To the extent benefits under the Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

                             RETIREMENT PLAN TABLE

       AVERAGE       ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN
        ANNUAL       ---------------------------------------------
     COMPENSATION       15          20          25          30+
    --------------   ---------   ---------   ---------   ---------
      $  200,000     $ 55,000    $ 73,300    $ 91,700    $110,000
         300,000       82,500     110,000     137,500     165,000
         400,000      110,000     146,700     183,300     220,000
         500,000      137,500     183,300     229,100     275,000
         600,000      165,000     220,000     275,000     330,000
         700,000      192,500     256,700     320,800     385,000
         800,000      220,000     293,300     366,700     440,000
         900,000      247,000     330,000     412,500     495,000
       1,000,000      275,000     366,700     458,300     550,000
       1,100,000      302,500     403,300     504,100     605,000

For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Plan) and are reduced by up to 50% of Social Security benefits. The estimated benefits in the table above do not reflect the Social Security offset. The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Plan for covered persons named in the foregoing Summary Compensation Table are as follows: Erroll B. Davis, Jr., 21 years; Eliot
G. Protsch, 21 years; William D. Harvey, 13 years; and Pamela J. Wegner,
6 years.

IES INDUSTRIES PENSION PLAN

Prior to April 1998, Mr. Walker participated in the IES Industries retirement plan (which plan has been transferred to Alliant Energy Corporate Services). Plan benefits payable to Mr. Walker have been "grandfathered" to reflect the benefit plan formula in effect at that time. Since his estimated benefits under that formula are higher than under the Plan formula, utilizing current assumptions, his benefits would currently be determined by the prior plan benefit formula. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the prior formula for the average annual compensation and years of service. To the extent benefits under the Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

                               PENSION PLAN TABLE

       AVERAGE             ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN
        ANNUAL       ---------------------------------------------------------
     COMPENSATION       15          20          25          30          35
    --------------   ---------   ---------   ---------   ---------   ---------
       $200,000      $ 43,868    $ 58,490    $ 73,113    $ 87,735    $102,358
        300,000        67,118      89,490     111,863     134,235     156,608
        400,000        90,367     120,490     150,612     180,735     210,857
        500,000       113,618     151,490     189,363     227,235     265,108
        600,000       136,868     182,490     228,113     273,735     319,358

For purposes of the Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the foregoing Summary Compensation Table. Plan benefits depend upon length of Plan service (up to a maximum of 35 years), age at retirement and amount of compensation (determined in accordance with the Plan). The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Mr. Walker has four years of credited service under this plan.

UNFUNDED EXCESS PLAN--Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee's retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the pension plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

UNFUNDED EXECUTIVE TENURE COMPENSATION PLAN--Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement (or other termination if approved by the Board of Directors). In the case of the Chief Executive Officer only, in the event that the Chief Executive Officer (1) is terminated under his employment agreement with AEC as described above other than for cause, death or disability (as those terms are defined in the employment agreement), (2) terminates his employment under the employment agreement for good reason (as such term is defined in the employment agreement), or (3) is terminated as a result of a failure of the employment agreement to be renewed automatically pursuant to its terms (regardless of the reason for such non-renewal), then for purposes of the plan, the Chief Executive Officer shall be deemed to have retired at age 65 and shall be entitled to benefits under the plan. Participants in the plan must be designated by the Chief Executive Officer of the Company and approved by its Board of Directors. Mr. Davis was the only active participant in the plan as of December 31, 2000. The plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant's highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant's beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement, or if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $160,000 would be payable to Mr. Davis upon retirement, assuming he continues in Alliant Energy Corporate Services' service until retirement at the same salary as was in effect on December 31, 2000.

ALLIANT ENERGY CORPORATE SERVICES SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company maintains an unfunded Supplemental Executive Retirement Plan to provide incentive for key executives to remain in the service of the Company by providing additional compensation which is payable only if the executive remains with the Company until retirement, disability or death. Participants in the plan must be approved by the Compensation and Personnel Committee of the Board. The plan provides for payments of 60% of the participant's average annual earnings (base salary and bonus) for the highest paid three years out of the last ten years of the participant's employment reduced by the sum of benefits payable to the officer from the officer's defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the plan is age 62 with at least ten years of service and early retirement is at age 55 with at least ten years of service. If a participant retires prior to age 62, the 60% payment under the plan is reduced by 3% per year for each year the participant's retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for senior officers who have attained age 55 and have a minimum of ten years of service in a senior executive position with the Company. Benefit payments under the plan will be made for the lifetime of the senior officer, with a minimum of 12 years of payments if the participant dies after retirement. A postretirement death benefit of one times the senior executive officer's final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey, Protsch Walker and Ms. Wegner are participants in this plan. The following table shows payments under the plan, assuming a minimum of ten years of service at retirement age.

                  SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN TABLE

       AVERAGE       ANNUAL BENEFIT AFTER SPECIFIED YEARS IN PLAN
        ANNUAL       ---------------------------------------------
     COMPENSATION         < 10 YEARS             > 10 YEARS*
    --------------   --------------------   ----------------------
      $  200,000               0                   $120,000
         300,000               0                    180,000
         400,000               0                    240,000
         500,000               0                    300,000
         600,000               0                    360,000
         700,000               0                    420,000
         800,000               0                    480,000
         900,000               0                    540,000
       1,000,000               0                    600,000
       1,100,000               0                    660,000

------------

* Reduced by the sum of the benefit payable from the applicable retirement or pension plan and the Unfunded Excess Plan.

KEY EMPLOYEE DEFERRED COMPENSATION PLAN--The Company maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary or incentive compensation. Participants who have made the maximum allowed contribution to the Company-sponsored 401(k) Plan may receive an additional credit to the Deferred Compensation Plan. The credit will be equal to 50% of the lesser of (i) the amount contributed to the 401(k) Plan plus the amount deferred under this Plan, or (ii) 6% of base salary reduced by the amount of any matching contributions in the 401(k) Plan. The employee may elect to have his deferrals credited to an Interest Account or an AEC Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in THE WALL STREET JOURNAL. Deferrals and matching contributions credited to the Common Stock Account are treated as though invested in the common stock of AEC and will be credited with dividends and those dividends will be reinvested. The shares of common stock identified as obligations under the plan as of December 31, 2000 are held in a rabbi trust established in 2000. Payments from the plan may be made in a lump sum or in annual installments for up to ten years at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey, Protsch Walker and Ms. Wegner participate in the plan.

                    REPORT OF THE COMPENSATION AND PERSONNEL
                      COMMITTEE ON EXECUTIVE COMPENSATION

TO OUR SHAREOWNERS:

The Compensation and Personnel Committee (the "Committee") of the Board of Directors of the Company is currently comprised of four non-employee directors (the same directors that comprise the AEC Compensation and Personnel Committee). The following is a report prepared by these directors with respect to compensation paid by AEC, the Company and AEC's other subsidiaries. The Committee assesses the effectiveness and competitiveness of, approves the design of, and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. To support the Committee in carrying out its mission, an independent consultant is engaged to provide assistance to the Committee.

The Committee is committed to implementing an overall compensation program for executives that furthers the Company's mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company's business strategies:

    - Total compensation should enhance the Company's ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

    - Base salary levels should be targeted at a competitive market range paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of base salaries paid by a selected group of utility and general industry companies.

    - Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, incentive levels are targeted at the median (50th percentile) of incentive compensation paid by a selected group of utility and general industry companies.

COMPONENTS OF COMPENSATION

The major elements of the Company's executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive's total compensation package, including employee benefit and perquisite programs. The Committee's goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered other similarly situated executives. The Committee has determined that total executive compensation, including that for Mr. Davis, is in line with competitive compensation of the comparison group of companies.

BASE SALARIES

The Committee annually reviews each executive's base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data. Base salaries are adjusted annually by the Committee to recognize changes in the market, varying levels of responsibility, prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limit across-the-board increases. Individual performance factors are not considered by the Committee in setting base salaries. The Committee reviewed executive salaries for market comparability using utility and general industry data contained in compensation surveys published by Edison Electric Institute, American Gas Association and several compensation consulting firms. Based on the foregoing, the annual salary for Mr. Davis was fixed at $640,000 for the 2000 fiscal year.

SHORT-TERM INCENTIVES

The goal of the Company's short-term (annual) incentive programs is to promote the Committee's pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash or stock based bonuses based on the achievement of corporate, subsidiary, business unit and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the programs' performance goals and the relative weight assigned to each goal as well as targeted and maximum award levels. A description of the short-term incentive programs available during 2000 to executive officers follows.

ALLIANT ENERGY CORPORATION MANAGEMENT INCENTIVE COMPENSATION PLAN-- In 2000, the Alliant Energy Corporation Management Incentive Compensation Plan (the "MICP") covered executives and was based on achieving annual targets in corporate performance that included earnings per share ("EPS"), safety and environmental targets for the utility businesses, and business unit and individual performance goals. Target and maximum bonus awards under the MICP in 2000 were set at the median of the utility and general industry market levels. Targets were considered by the Committee to be achievable, but required above-average performance from each of the executives. The level of performance achieved in each category determines actual payment of bonuses, as a percentage of annual salary. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential MICP awards range from 0% to 90% of annual salary for eligible executives other than Mr. Davis. The amounts paid under the MICP to eligible officers included in the Summary Compensation Table are reflected in that table.

In 2000, Mr. Davis was covered by the MICP. Awards for Mr. Davis under the MICP in 2000 were based on corporate and strategic goal achievement in relation to predetermined goals. For each plan year, the Committee determines the performance apportionment for Mr. Davis. In 2000, that apportionment was 70% for corporate performance and 30% for strategic goal performance. Corporate performance is measured based on Company-wide EPS and environmental and safety targets established at the beginning of the year. Strategic goals are measured based on the achievement of certain specific goals, which included strategy development and implementation, established for Mr. Davis by the Committee. The 2000 MICP award range for Mr. Davis was from 0% to 150% of annual salary. The award earned by Mr. Davis under the MICP for 2000 is set forth in the Summary Compensation Table under the heading "Bonus".

LONG-TERM INCENTIVES

The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, the Alliant Energy Corporation Long-Term Equity Incentive Plan permits grants of stock options, restricted stock and performance unit/ shares with respect to AEC's common stock. The Long-Term Equity Incentive Plan is administered by the AEC Compensation and Personnel Committee. The Committee believes the Long-Term Equity Incentive Plan balances the Company's existing compensation programs by emphasizing compensation based on the long-term successful performance of the Company from the perspective of the shareowners of AEC. A description of the long-term incentive programs available during 2000 to executive officers under the Long-Term Equity Incentive Plan is set forth below.

ALLIANT ENERGY CORPORATION LONG-TERM INCENTIVE PROGRAM--The Alliant Energy Corporation

Long-Term Incentive Program covered executives and consisted of the following components in 2000: stock options and performance shares. Stock options provide a reward that is directly tied to the benefit shareowners of AEC receive from increases in the price of AEC's common stock. The payout from the performance shares is based on two equally-weighted performance components: AEC's three-year total return to shareowners relative to an investor-owned utility peer group, and annualized EPS growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan. Thus, the two components of the Long-Term Incentive Program (i.e., stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 2000, the AEC Compensation and Personnel Committee made a grant of stock options and performance shares to various executive officers, including Messrs. Davis, Harvey, Protsch, Walker and
Ms. Wegner. All option grants had per share exercise prices equal to the fair market value of a share of AEC common stock on the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year after grant and have a ten-year term from the date of the grant. Executives in the Alliant Energy Corporation Long-Term Equity Incentive Program were also granted performance shares. Performance shares will be paid out in shares of AEC's common stock or cash. The award will be modified by a performance multiplier, which ranges from 0 to 2.00 based on AEC performance.

In determining actual award levels under the Alliant Energy Corporation Long-Term Equity Incentive Program, the AEC Compensation and Personnel Committee was primarily concerned with providing a competitive total compensation level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly sized utility companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. Award ranges, as well as individual award levels, were then established based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. The AEC Compensation and Personnel Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 2000. Mr. Davis' awards in 2000 under the Long-Term Incentive Program are shown in the Stock Option Grants in 2000 Table and the Long-Term Incentive Awards in 2000 Table.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee's commitment to link compensation with performance as described in this report, the Committee currently intends to qualify future compensation paid to the Company's executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances.

CONCLUSION

The Committee believes the existing executive compensation policies and programs provide the appropriate level of competitive compensation for the Company's executives. In addition, the Committee believes that the long and short term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

COMPENSATION AND PERSONNEL COMMITTEE*

Arnold M. Nemirow (Chair)
Alan B. Arends
Judith D. Pyle
Anthony R. Weiler

* Members of the Compensation and Personnel Committee on December 31, 2000 who approved this Report.

                         REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the "Committee") of the Board of Directors of the Company is composed of five independent directors, each of whom is independent as defined in the American Stock Exchange's listing standards (the same directors that comprise the AEC Audit Committee). The Committee operates under a written charter adopted by the Board of Directors, which is attached to this proxy statement as Exhibit I. The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

The Company's management ("management") is responsible for the Company's internal controls and the financial reporting process, including the system of internal controls. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with generally accepted accounting principles. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Company's independent auditors have provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence. The Committee considered whether the independent auditors' provision of non-audit services is compatible with maintaining the independent auditors' independence. The fees to the independent auditors for 2000 for the Company and AEC were as follows:

Audit Fees..................  $  840,000
Financial Information
Systems Design and
Implementation Fees.........           0
All Other Fees..............   1,145,000

The Committee discussed with the Company's internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company's internal controls and overall quality of the Company' financial reporting.

Based on the Committee's reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the SEC.

AUDIT COMMITTEE

Jack B. Evans (Chair)
Alan B. Arends
Katharine C. Lyall
Milton E. Neshek
Judith D. Pyle

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

The Company's directors, its executive officers and certain other officers are required to report their ownership of AEC's common stock and subsidiary preferred stock and any changes in that ownership to the SEC and the New York Stock Exchange. To the best of the Company's knowledge, all required filings in 2000 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the persons involved and on copies of their reports filed with the SEC.

                                            By Order of the Board of Directors

                                            /s/ Edward M. Gleason

                                            Edward M. Gleason
                                            Vice President -- Treasurer
                                            and Corporate Secretary

                                                                       EXHIBIT I

                            AUDIT COMMITTEE CHARTER

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors in accordance with the requirements of the American Stock Exchange listing standards. All members of the Committee shall be financially literate and at least one member of the Committee shall have accounting or related financial management expertise. The Chair and the members of the Audit Committee shall be elected annually by a majority vote of the members of the Board of Directors. The Audit Committee shall meet at the call of any one of its members, but in no event shall it meet less than twice a year. Subsequent to each Audit Committee meeting, a report of the actions taken by the Audit Committee shall be made to the Board of Directors.

The Audit Committee will review and update this Charter periodically, at least annually, as conditions dictate.

The functions and responsibilities of the Audit Committee shall be to:

     1. Evaluate the performance of independent auditors and recommend to the Board of Directors the appointment of the independent auditors, who are ultimately accountable to the Audit Committee and the Board. Where appropriate, recommend that the Board of Directors replace the independent auditors.

     2. Discuss with the independent auditors the scope of their audit.

     3. Discuss with the independent auditors and management the Company's accounting principles, policies and practices and its reporting policies and practices.

     4. Review and discuss with the independent auditors and Company management the Company's audited annual financial statements and the results of the annual audit. Determine whether to recommend to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K.

     5. Consider the independent auditors' judgements about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

     6. Discuss with the independent auditors and the Company's internal auditor the adequacy of the Company's or any of its subsidiaries accounting, financial and operational controls.

     7. Discuss with the Company's internal auditor the scope and results of internal audits and initiate such accounting principles, policies and practices, and reporting policies and practices as it may deem necessary or proper.

     8. Consider whether the independent auditors provision of non-audit services is compatible with maintaining the independent auditors independence.

     9. Annually review and verify the effectiveness of the Company's Legal Compliance Program.

    10. Annually review and verify the effectiveness of the Company's Risk Management Program including the use of financial derivative instruments.

    11. As a whole, or through the Audit Committee Chair, review with the independent auditors the Company's interim financial results included in the Quarterly Reports on Form 10-Q prior to filing with the Securities and Exchange Commission.

    12. Submit appropriate reports required by the SEC to the shareowners in the Company's annual proxy statements and provide appropriate certification to the NYSE as required.

    13. Ensure that the independent auditors submit periodic reports to the Audit Committee delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1; discuss such reports with the independent auditors; and recommend that the Board of Directors take appropriate action to satisfy itself of the independence of the independent auditors.

    14. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61.

While the Audit Committee has the responsibilities and functions set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

                                                                      APPENDIX A

                       WISCONSIN POWER AND LIGHT COMPANY
                                 ANNUAL REPORT
                      FOR THE YEAR ENDED DECEMBER 31, 2000

CONTENTS                                                        PAGE
--------                                                        ----
The Company.................................................     A-3

Selected Financial Data.....................................     A-3

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     A-4

Report of Independent Public Accountants....................    A-14

Consolidated Financial Statements

  Consolidated Statements of Income.........................    A-15

  Consolidated Balance Sheets...............................    A-16

  Consolidated Statements of Cash Flows.....................    A-18

  Consolidated Statements of Capitalization.................    A-19

  Consolidated Statements of Changes in Common Equity.......    A-20

  Notes to Consolidated Financial Statements................    A-21

Shareowner Information......................................    A-38

Executive Officers..........................................    A-38

                                  DEFINITIONS

Certain abbreviations or acronyms used in the text and notes of this report are defined below:

Abbreviation or Acronym                             Definition
-----------------------                             ----------
AFUDC                                               Allowance for Funds Used During Construction
Alliant Energy                                      Alliant Energy Corporation
APB                                                 Accounting Principles Board Opinion
ATC                                                 American Transmission Company, LLC
Corporate Services                                  Alliant Energy Corporate Services, Inc.
Dth                                                 Dekatherm
EDS                                                 Electronic Data Systems Corporation
EITF                                                Emerging Issues Task Force
EPA                                                 United States Environmental Protection Agency
FAC                                                 Fuel Adjustment Clause
FERC                                                Federal Energy Regulatory Commission
ICC                                                 Illinois Commerce Commission
IES                                                 IES Industries Inc.
IESU                                                IES Utilities Inc.
IPC                                                 Interstate Power Company
ISO                                                 Independent System Operator
Kewaunee                                            Kewaunee Nuclear Power Plant
MD&A                                                Management's Discussion and Analysis of Financial
                                                      Condition and Results of Operations
MGP                                                 Manufactured Gas Plants
MW                                                  Megawatt
MWh                                                 Megawatt-Hour
NEPA                                                National Energy Policy Act of 1992
NOx                                                 Nitrogen Oxides
NRC                                                 Nuclear Regulatory Commission
PGA                                                 Purchased Gas Adjustment
PRP                                                 Potentially Responsible Party
PSCW                                                Public Service Commission of Wisconsin
PUHCA                                               Public Utility Holding Company Act of 1935
Resources                                           Alliant Energy Resources, Inc.
SEC                                                 Securities and Exchange Commission
SFAS                                                Statement of Financial Accounting Standards
South Beloit                                        South Beloit Water, Gas and Electric Company
STB                                                 Surface Transportation Board
U.S.                                                United States
WDNR                                                Wisconsin Department of Natural Resources
WNRB                                                Wisconsin Natural Resources Board
WP&L                                                Wisconsin Power and Light Company
WPLH                                                WPL Holdings, Inc.

WP&L filed a combined Form 10-K for 2000 with the SEC; such document included the filings of WP&L's parent, Alliant Energy, IESU and WP&L. Certain portions of MD&A and the Notes to Consolidated Financial Statements included in this WP&L Proxy Statement represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WP&L Proxy Statement at times includes information relating to Alliant Energy, IESU, IPC, Resources and/or Corporate Services. All required disclosures for WP&L are included in this proxy statement thus such additional disclosures represent supplemental information.

                                  THE COMPANY

In April 1998, WPLH, IES and IPC completed a merger resulting in Alliant Energy. The primary first tier subsidiaries of Alliant Energy include: WP&L, IESU, IPC, Resources and Corporate Services.

WP&L was incorporated in Wisconsin in 1917 as the Eastern Wisconsin Electric Company and is a public utility engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of water services in selective markets. Nearly all of WP&L's customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration which are regulated by Wisconsin law. At December 31, 2000, WP&L supplied electric and gas service to approximately 414,000 and 165,000 customers, respectively. WP&L also had approximately 19,000 water customers. In 2000, 1999 and 1998, WP&L had no single customer for which electric and/or gas sales accounted for 10% or more of WP&L's consolidated revenues. WPL Transco LLC was formed in Wisconsin in 2000 and is the wholly-owned subsidiary of WP&L which holds the investment in ATC. WP&L owns all of the outstanding capital stock of South Beloit, a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated in 1908. WP&L also owns varying interests in several other subsidiaries and investments which are not material to WP&L's operations.

ELECTRIC OPERATIONS--As of December 31, 2000, WP&L provided retail electric service to approximately 414,000 electric retail customers, 600 communities and 28 wholesale customers. WP&L's electric utility operations accounted for 80% of operating revenues and 90% of operating income for the year ended December 31, 2000. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months. In 2000, the maximum peak hour demand for WP&L was 2,508 MW and occurred on August 31, 2000.

GAS OPERATIONS--As of December 31, 2000, WP&L provided retail natural gas service to approximately 165,000 gas customers in 233 communities. WP&L's gas utility operations accounted for 19% of operating revenues and 9% of operating income for the year ended December 31, 2000. WP&L's gas sales follow a seasonal pattern. There is an annual base load of gas used for cooking, heating and other purposes, with a large heating peak occurring during the winter season.

                            SELECTED FINANCIAL DATA

                                                                YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------------------
                                                 2000        1999        1998        1997        1996
                                               ---------   ---------   ---------   ---------   ---------
                                                                    (IN THOUSANDS)
Operating revenues...........................  $ 862,381   $ 752,505   $ 731,448   $ 794,717   $ 759,275
Earnings available for common stock..........     68,126      67,520      32,264      67,924      79,175
Cash dividends declared on common stock......         --      58,353      58,341      58,343      66,087
Total assets.................................  1,857,024   1,766,135   1,685,150   1,664,604   1,677,814
Long-term obligations, net...................    569,309     471,648     471,554     420,414     370,634

The 1998 financial results reflect the recording of $17 million of pre-tax merger-related charges.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                              CONDITION AND RESULTS OF OPERATIONS

                           FORWARD-LOOKING STATEMENTS

Statements contained in this report (including MD&A) that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: weather effects on sales and revenues; general economic conditions in WP&L's service territories; federal and state regulatory or government actions, including issues associated with the deregulation of the domestic utility industry and the setting of rates and recovery of costs; unanticipated construction and acquisition expenditures; issues related to stranded costs and the recovery thereof; unanticipated issues related to the supply of purchased electricity and price thereof; unexpected issues related to the operations of Kewaunee; unanticipated costs associated with certain environmental remediation efforts being undertaken by WP&L; technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; and changes in the rate of inflation.

                            UTILITY INDUSTRY OUTLOOK

OVERVIEW--As a public utility with significant utility assets, WP&L competes in an ever-changing utility industry. Electric energy generation, transmission and distribution are in a period of fundamental change resulting from legislative, regulatory, economic and technological changes. These changes impact competition in the electric wholesale and retail markets as customers of electric utilities are being offered alternative suppliers. Such competitive pressures could result in electric utilities losing customers and incurring stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing) which would be borne by security holders if the costs cannot be recovered from customers.

WP&L is currently subject to regulation by FERC, and state regulation in Wisconsin and Illinois. FERC regulates competition in the electric wholesale power generation market and each state regulates whether to permit retail competition, the terms of such retail competition and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition. WP&L cannot predict the timing of a restructured electric industry or the impact on its financial condition or results of operations but does believe it is well positioned to compete in a deregulated competitive market. Although WP&L ultimately believes that the electric industry will be deregulated, the pace of deregulation in its Wisconsin retail electric service territories will likely be delayed due to recent events related to California's restructured electric utility industry.

In 1999, Wisconsin enacted "Reliability 2000" legislation which included, among other items, the formation of a Wisconsin transmission company (American Transmission Company, or ATC) for those Wisconsin utility holding companies who elected to take advantage of the modified asset cap law and others who elected to join. ATC received all necessary regulatory approvals and began operations on January 1, 2001. WP&L, including South Beloit, transferred its transmission assets (approximate net book value of $177 million) to ATC on January 1, 2001. WP&L will receive cash of $88 million in 2001 and currently has an $89 million equity investment in ATC, resulting in no gain or loss for WP&L. WP&L does not expect this transfer to result in a significant impact on its financial condition or results of operations because it believes FERC will allow WP&L to earn a return on the contributed assets

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

comparable to the return currently allowed by the PSCW and FERC. In addition to transferring its transmission assets, WP&L also transferred ownership of its System Operations Center to ATC. WP&L's ownership percentage in ATC is approximately 26 percent and its investment is accounted for under the equity method. Although no assurance can be given, it is currently anticipated that ATC's dividend policy will support a return of a significant portion of these earnings to the equity holders. ATC is expected to realize its revenues from the provision of transmission services to both participants in ATC as well as nonparticipants. ATC's current rates are subject to refund pending final approval by FERC. ATC is a transmission-owning member of the Midwest ISO and the Mid-America Interconnected Network, Inc. Regional Reliability Council.

WP&L's transfer of its transmission assets to ATC and its participation in the Midwest ISO are expected to comply with the provisions of a FERC order requiring utilities to turn over voluntarily the operational control of their transmission systems to a regional entity by the end of 2001.

RATES AND REGULATORY MATTERS--As part of its merger approval, FERC accepted a proposal by WP&L which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the April 1998 merger forming Alliant Energy. WP&L also agreed with the PSCW to provide customers a four-year retail electric and gas price freeze (the ICC granted South Beloit a three-year rate freeze), excluding the electric FAC and PGA clause, which commenced on the effective date of the April 1998 merger. In Wisconsin, a re-opening of an investigation into WP&L's rates during the rate freeze period, for both cost increases and decreases, may occur only for single events that are not merger-related and have a revenue requirement impact of $4.5 million or more. Assuming capture of the merger-related synergies and no significant legislative or regulatory changes negatively affecting its utility subsidiaries, WP&L does not expect the merger-related electric and gas price freezes to have a material adverse effect on its financial condition or results of operations.

In connection with a statewide docket to investigate compliance issues associated with the EPA's NOx emission reductions, in March 1999, the PSCW authorized deferral of all incremental NOx compliance costs excluding internal labor and replacement purchased-power costs. In March 2000, the PSCW issued an order approving WP&L's NOx compliance plans, including additional investments at several WP&L generating units. The order also approved a 10-year straight-line depreciation method for NOx compliance investments. Such depreciation is also being deferred and WP&L anticipates recovery of all deferred NOx compliance costs beginning with the first rate changes after the rate freeze expires. The depreciation lives will be reviewed every two years. Refer to "Liquidity and Capital Resources--Environmental" for further discussion of the NOx issue.

WP&L's retail electric rates are based in part on forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek emergency rate increases if the annual fuel and purchased-power costs are more than 3 percent higher than the estimated costs used to establish rates. If WP&L's earnings exceed its authorized return on equity, the incremental revenues collected causing the excessive return are subject to refund.

In December 2000, WP&L requested a $73 million (revised to $64 million) annual retail electric rate increase from the PSCW to cover increases in WP&L's 2001 fuel and purchased-power costs due to the continued increases in natural gas prices which impact WP&L's generation costs and the increased costs of purchased-power. The PSCW approved a $46 million interim retail electric rate increase effective February 9, 2001. A decision on a permanent rate increase is expected in the second quarter of 2001. The PSCW also granted WP&L annual retail electric rate increases of $14.8 million, $14.5 million and

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
$16.5 million in July 1998, March 1999 and May 2000, respectively, due to higher fuel and purchased-power costs, some of which have been caused by the transmission constraints and electric reliability concerns in the Midwest. WP&L does not believe any revenues collected to date are subject to refund.

In November 1999, the PSCW allowed WP&L rate recovery of $6.3 million of its Year 2000 (Y2K) program expenditures, but it denied rate recovery of the first $4.5 million. These costs were expensed in 1999. The PSCW's decision to allow rate recovery was appealed by certain intervenors in Dane County, Wisconsin district court. In April 2000, the intervenors withdrew their appeal. WP&L began recovering such costs in May 2000 and is amortizing the deferred costs as the amounts are recovered in rates.

In February 2000, the PSCW issued an order allowing WP&L to defer certain incremental costs it incurred after February 16, 2000 relating to the development of ATC. In December 2000, the PSCW issued an order allowing WP&L to defer incremental operating costs associated with ATC. Recovery of such costs will be addressed in WP&L's next retail rate case.

In 2000, the NRC raised several areas of concern with Kewaunee's operations. The concerns raised by the NRC are estimated to result in additional operating costs to WP&L in 2001 of approximately $5 million. Additional operating costs to WP&L over the period of 2002 through 2005 are estimated to be approximately
$20 million and will be included in a future rate request. WP&L submitted a request to the PSCW for deferral of incremental costs associated with this issue. The NRC has acknowledged the safety record of Kewaunee and its ability to continue operations.

WP&L is in the process of pursuing a rate complaint against Union Pacific Railroad with the STB. WP&L believes Union Pacific Railroad is charging an excessive rate for transporting low-sulfur coal from the Powder River Basin to the Edgewater Generating Station located in Sheboygan, Wisconsin. To contest the rate, WP&L filed a rate case with the STB and upon the expiration of the existing contract, began moving coal under a tariff rate beginning January 1, 2000. Final briefs were filed in December 2000 and the STB has until September 2001 to issue a final decision. If the STB rules in WP&L's favor, a refund to WP&L's customers will need to be considered in conjunction with the electric FAC in Wisconsin.

WP&L complies with the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. If a portion of WP&L's operations no longer complies with SFAS 71, a write-down of related regulatory assets and possibly other charges would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that meets the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment of other assets and write-down any impaired assets to their fair value. WP&L believes it currently meets the requirements of SFAS 71.

                             RESULTS OF OPERATIONS

OVERVIEW--WP&L's earnings available for common stock increased $0.6 million and $35.3 million in 2000 and 1999, respectively. The 2000 increase was primarily due to higher electric margins and a reduced effective income tax rate, largely offset by increased operation and maintenance, depreciation and amortization and interest expenses. The 1999 increase was primarily due to the nonrecurrence of $17.3 million of merger-related expenses in 1998, higher electric and natural gas margins, reduced other

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) operation and maintenance expenses and income realized from weather hedges. Such increases were partially offset by increased depreciation and amortization expense (excluding hedge losses in WP&L's nuclear decommissioning trust fund) and higher interest expense.

ELECTRIC UTILITY OPERATIONS--Electric margins and MWh sales for WP&L for 2000, 1999 and 1998 were as follows:

                                REVENUES AND COSTS (IN THOUSANDS)         MWHS SOLD (IN THOUSANDS)
                              --------------------------------------  --------------------------------
                                2000      1999     *     1998    **    2000    1999    *    1998   **
                              --------  --------  ---  --------  ---  ------  ------  ---  ------  ---
Residential.................  $229,668  $213,496    8% $198,770    7%  3,151   3,111    1%  2,964    5%

Commercial..................   127,199   116,947    9%  108,724    8%  2,031   1,980    3%  1,898    4%

Industrial..................   190,085   171,118   11%  162,771    5%  4,688   4,570    3%  4,493    2%
                              --------  --------       --------       ------  ------       ------

  Total from ultimate
    customers...............   546,952   501,561    9%  470,265    7%  9,870   9,661    2%  9,355    3%

Sales for resale............   115,715   102,751   13%  128,536  (20%)  3,228  3,252   (1%)  4,492 (28%)

Other.......................    29,524    22,295   32%   15,903   40%     63      54   17%     59   (8%)
                              --------  --------       --------       ------  ------       ------

  Total revenues/sales......   692,191   626,607   10%  614,704    2% 13,161  12,967    1% 13,906   (7%)
                                                                      ======  ======       ======

Electric production fuels
  expense...................   113,208   110,521    2%  120,485   (8%)

Purchased power expense.....   146,939   107,598   37%  113,936   (6%)
                              --------  --------       --------

  Margin....................  $432,044  $408,488    6% $380,283    7%
                              ========  ========       ========

* Reflects the % change from 1999 to 2000. ** Reflects the % change from 1998 to 1999.

Electric margin increased $23.6 million, or 6%, and $28.2 million, or 7%, during 2000 and 1999, respectively. The 2000 increase was primarily due to increased sales to retail customers due to continued economic growth in WP&L's service territory, a favorable $10 million change in estimate of utility services rendered but unbilled at month-end and increased energy conservation revenues. These items were partially offset by the impact of milder weather conditions in 2000 compared to 1999 and higher purchased-power and fuel expenses.

The 1999 increase was primarily due to separate $15 million annual rate adjustments implemented at WP&L in July 1998 and March 1999 to recover higher purchased-power and transmission costs. An increase in retail sales of 3% due to more favorable weather and economic growth within WP&L's service territory also contributed to the increase. Partially offsetting the 1999 increase were lower sales to off-system and wholesale customers due to transmission constraints and decreased contractual commitments and $3.2 million of revenues collected in 1998 for a surcharge related to Kewaunee.

Refer to "Utility Industry Outlook--Rates and Regulatory Matters" for information on a WP&L FAC filing in December 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
GAS UTILITY OPERATIONS--Gas margins and Dth sales for WP&L for 2000, 1999 and 1998 were as follows:

                                REVENUES AND COSTS (IN THOUSANDS)         DTHS SOLD (IN THOUSANDS)
                              --------------------------------------  --------------------------------
                                2000      1999     *     1998    **    2000    1999    *    1998   **
                              --------  --------  ---  --------  ---  ------  ------  ---  ------  ---
Residential.................  $ 96,204  $ 69,662   38% $ 65,173    7% 12,769  12,070    6% 10,936   10%

Commercial..................    54,512    35,570   53%   33,898    5%  8,595   7,771   11%  7,285    7%

Industrial..................     8,581     6,077   41%    5,896    3%  1,476   1,520   (3%)  1,422   7%

Transportation/other........     5,855     9,461  (38%)    6,770  40% 13,680  13,237    3% 12,948    2%
                              --------  --------       --------       ------  ------       ------

  Total revenues/sales......   165,152   120,770   37%  111,737    8% 36,520  34,598    6% 32,591    6%
                                                                      ======  ======       ======

Cost of gas sold............   107,131    64,073   67%   61,409    4%
                              --------  --------       --------

  Margin....................  $ 58,021  $ 56,697    2% $ 50,328   13%
                              ========  ========       ========

* Reflects the % change from 1999 to 2000. ** Reflects the % change from 1998 to 1999.

Gas margin increased $1.3 million, or 2%, and $6.4 million, or 13%, during 2000 and 1999, respectively. The 2000 increase was largely due to more favorable weather conditions in the 2000 heating season compared to 1999, partially offset by reduced energy conservation revenues. Due to WP&L's rate recovery mechanisms for gas costs, the significant increase in WP&L's cost of gas sold during 2000 had no adverse impact on gas margin. The 1999 increase was due to increased sales resulting from customer growth of approximately 2% and more favorable weather conditions in 1999.

Refer to "Interest Expense and Other" for discussion of income realized from gas weather hedges in 2000 and 1999 and Note 1(i) of the "Notes to Consolidated Financial Statements" for discussion of a gas cost adjustment mechanism in place at WP&L.

OTHER OPERATING EXPENSES--Other operation and maintenance expenses increased $16.8 million and decreased $21.4 million for 2000 and 1999, respectively. The 2000 increase was primarily due to a planned refueling outage at Kewaunee, higher expenses in the energy delivery business unit, increased energy conservation expense and increased maintenance expenses. The 2000 increases were partially offset by expenses incurred in 1999 relating to WP&L's Y2K program. The 1999 decrease was primarily due to the nonrecurrence of $11.2 million of merger-related expenses in 1998 for employee retirements, separations and relocations, reduced expenses in the energy delivery and generation business units, reduced insurance-related expenses, lower nuclear expenses and lower costs due to merger-related operating efficiencies. The 1999 decreases were partially offset by increased costs for energy conservation, employee incentive compensation, expenses incurred in 1999 relating to the Y2K program and employee benefits expenses.

Depreciation and amortization expense increased $26.9 million and decreased
$6.2 million for 2000 and 1999, respectively. The 2000 increase was primarily due to increased earnings in the nuclear decommissioning trust fund of approximately $20 million, property additions and higher amortization expense. The 1999 decrease was due to reduced earnings in the nuclear decommissioning trust fund and the nonrecurrence of the $3.2 million Kewaunee surcharge in 1998. The 1999 decrease was partially offset by the impact of property additions. The accounting for earnings on the nuclear decommissioning

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) trust funds results in no net income impact. Miscellaneous, net income is increased for earnings on the trust fund, which is offset in depreciation expense.

INTEREST EXPENSE AND OTHER--Interest expense increased $3.7 million and
$4.4 million in 2000 and 1999, respectively. The 2000 increase was primarily due to higher interest rates and borrowings outstanding in 2000. The 1999 increase was primarily due to higher short-term borrowings.

Miscellaneous, net income increased $18.4 million and decreased $3.0 million in 2000 and 1999, respectively. The 2000 increase was primarily due to increased earnings in the nuclear decommissioning trust fund of approximately
$20 million, partially offset by reduced income of $2 million realized from gas weather hedges. The 1999 decrease was primarily due to lower earnings on the nuclear decommissioning trust fund, partially offset by the nonrecurrence of $6.1 million of merger-related expenses in 1998 and $5 million recognized in 1999 associated with the settlement of gas weather hedges. Refer to Note 10(b) of the "Notes to Consolidated Financial Statements" for additional information relating to the gas weather hedges.

INCOME TAXES--The effective income tax rates were 37.5%, 39.2% and 41.0% in 2000, 1999 and 1998, respectively. Refer to Note 5 of the "Notes to Consolidated Financial Statements" for additional information.

                        LIQUIDITY AND CAPITAL RESOURCES

OVERVIEW--Given WP&L's financing flexibility, including access to both the debt and equity securities markets, management believes it has the necessary financing capabilities in place to adequately finance its capital requirements for the foreseeable future. WP&L's capital requirements are primarily attributable to its utility construction and acquisition programs and its debt maturities. WP&L expects to meet its future capital requirements with cash generated from operations and external financing. The level of cash generated from operations is partially dependent on economic conditions, legislative activities, environmental matters and timely regulatory recovery of utility costs. Liquidity and capital resources will be affected by costs associated with environmental and regulatory issues. Changes in the utility industry could also impact WP&L's liquidity and capital resources, as discussed in "Utility Industry Outlook."

CASH FLOWS--In 2000, WP&L's cash flows used for financing activities increased $20 million due to the reduction of short-term debt outstanding and a capital contribution of $30 million in 1999 from Alliant Energy, partially offset by the issuance of $100 million of senior unsecured debentures in 2000 and no common stock dividends declared in 2000 due to management of its capital structure. In 1999, WP&L's cash flows from operating activities decreased $14 million primarily due to changes in working capital, partially offset by higher net income primarily due to merger-related expenses in 1998; cash flows used for financing activities decreased $34 million due to increased short-term borrowings in 1999 and the $30 million capital contribution from Alliant Energy, partially offset by the issuance of $60 million of debentures in 1998; and cash flows used for investing activities increased $17 million primarily due to increased construction expenditures.

ENVIRONMENTAL--WP&L's pollution abatement programs are subject to continuing review and are periodically revised due to changes in environmental regulations, construction plans and escalation of construction costs. While management cannot precisely forecast the effect of future environmental regulations on operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
Wisconsin is subject to the Clean Air Act due to its non-attainment status with respect to the one-hour ozone standard in the Lake Michigan region. The WDNR has developed a rule that contains a plan for the state to meet the one-hour ozone attainment standard. The plan focuses on rate of progress requirements that are specified by the Clean Air Act for the years 2002, 2005 and 2007. The rule requires NOx reductions in counties that are currently in non-attainment of the one-hour ozone standard which includes WP&L's Edgewater power plant. WP&L is currently evaluating various alternatives to achieve the proposed reductions and to reduce the emission levels at various power plants. Based on existing technology, preliminary estimates indicate that capital investments in the range of $30 to $40 million could be required.

Revisions to the Wisconsin Administrative Code have been proposed that could have a significant impact on WP&L's operation of the Rock River Generating Station in Beloit, Wisconsin. The proposed revisions will affect the amount of heat that the generating station can discharge into the Rock River. WP&L cannot presently predict the final outcome of the rule, but believes that, as the rule is currently proposed, the capital investments and/or modifications required to meet the proposed discharge limits could be significant.

In 1998, the EPA issued the final report to Congress on the Study of Hazardous Air Pollutant Emissions (HAPs) from Electric Utility Steam Generating Units regarding hazardous air pollutant emissions from electric utilities, which concluded that mercury emissions from coal-fired generating plants were a concern. The EPA is developing regulations that are expected to be in place by 2004. In December 2000, the EPA made a regulatory determination in favor of controlling HAPs (including mercury) from electric utilities, which is being challenged by utility industry groups in two lawsuits filed in February 2001. Although the control of mercury emissions from generating plants is uncertain at this time, WP&L believes that the capital investments and/or modifications that may be required to control mercury emissions could be significant.

Also in December 2000, the WNRB voted to allow the WDNR to proceed with mercury rulemaking. WP&L and the other Wisconsin Utility Association members have recommended to WNRB a workable mercury program that protects reliability and does not disadvantage Wisconsin when federal mercury rules are developed. The WDNR has indicated its desire to have the proposed rule written by the Spring of 2001. WP&L cannot presently predict the final outcome of the regulation, but believes that capital investments and/or modifications required could be significant.

WP&L has been notified by the EPA that it is a PRP with respect to the MIG/DeWane Landfill Superfund Site. WP&L is participating in the initiation of an alternate dispute resolution process to allocate liability associated with the investigation and remediation of the site. Management believes that any likely action resulting from this matter will not have a material adverse effect on WP&L's financial condition or results of operations.

In 2000, WP&L was notified by Monroe County, Wisconsin that it does not have liability for costs associated with the Monroe County Interim Landfill in Sparta, Wisconsin. Monroe County has decided that it will pay for the investigation and cleanup of the landfill through community-wide funding.

In December 2000 and February 2001, the EPA requested certain information relating to the historical operation of WP&L's major coal-fired generating units in Wisconsin. WP&L has responded to the December 2000 request and is in the process of preparing its response to the February 2001 request. In some cases involving similar EPA requests from other electric generating facilities, penalties and capital

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) expenditures have resulted. WP&L cannot presently predict what impact, if any, the EPA's request may have on its financial condition or results of operations. However, any required remedial action resulting from this matter could be significant.

A global treaty has been negotiated that could require reductions of greenhouse gas emissions from utility plants. In 1998, the U.S. signed the treaty and agreed with other countries to resolve all remaining issues by the end of 2000. That deadline has not been met and significant differences remain between the U.S. and other countries. At this time, management is unable to predict whether the U.S. Congress will ratify the treaty. Given the uncertainty of the treaty ratification and the ultimate terms of the final regulations, management cannot currently estimate the impact the implementation of the treaty would have on WP&L's operations.

Refer to Note 11(e) of the "Notes to Consolidated Financial Statements" for further discussion of WP&L's environmental matters.

LONG-TERM DEBT--In March 2000, WP&L issued $100 million of senior unsecured debentures at a fixed interest rate of 7 5/8%, due 2010. The net proceeds were primarily used to repay short-term debt. WP&L has $150 million of long-term debt that will mature prior to December 31, 2005. Depending on market conditions, it is anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities. Refer to Note 8(b) of the "Notes to Consolidated Financial Statements" for additional information on long-term debt.

SHORT-TERM DEBT--In addition to funding working capital needs, the availability of short-term financing provides WP&L flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing and capital market conditions. At December 31, 2000, WP&L was authorized by the applicable federal or state regulatory agency to issue short-term debt of $128 million.

WP&L, IESU and IPC participate in a utility money pool that is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowing amounts. The PSCW has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities. As a result, WP&L can only borrow money from the utility money pool.

WP&L anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by independent utility analysts and credit rating services. Refer to Note 8(a) of the "Notes to Consolidated Financial Statements" for additional information on short-term debt.

SALE OF ACCOUNTS RECEIVABLE--To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, WP&L uses proceeds from the sale of accounts receivable and unbilled revenues to finance a portion of its long-term cash needs. WP&L has filed applications with the SEC and state regulatory agencies for approval of a combined accounts receivable sale program whereby WP&L, IESU and IPC will sell their respective receivables through wholly-owned special purpose entities to an affiliated financing entity, which in turn will sell the receivables to an outside investor. The new program would replace the existing program for WP&L, and would be substantially similar to the prior program. All necessary approvals are expected by mid-2001.

FINANCIAL COMMITMENTS--Refer to Note 11(d) of the "Notes to Consolidated Financial Statements" for information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
CONSTRUCTION AND ACQUISITION EXPENDITURES--Capital expenditure and investment and financing plans are subject to change as a result of many considerations, including: changes in economic conditions; variations in actual sales and load growth compared to forecasts; requirements of environmental, nuclear and other regulatory authorities; acquisition and business combination opportunities; the availability of alternate energy and purchased-power sources; the ability to obtain adequate and timely rate relief; escalations in construction costs; and conservation and energy efficiency programs. WP&L anticipates financing utility construction expenditures during 2001-2005 through internally generated funds supplemented, when required, by outside financing. Refer to Note 11(a) of the "Notes to Consolidated Financial Statements" for information on WP&L's anticipated construction and acquisition expenditures.

                                 OTHER MATTERS

MARKET RISK SENSITIVE INSTRUMENTS AND POSITIONS

WP&L's primary market risk exposures are associated with interest rates, commodity prices and equity prices. WP&L has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures.

INTEREST RATE RISK--WP&L is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt. WP&L manages its interest rate risk by limiting its variable interest rate exposure and by continuously monitoring the effects of market changes in interest rates. WP&L has also historically used interest rate swap and interest rate forward agreements to assist in the management of its interest exposure. In the event of significant interest rate fluctuations, management would take actions to minimize the effect of such changes on WP&L's results of operations. Assuming no change in WP&L's financial structure, if variable interest rates were to average 1 percent higher (lower) in 2001 compared to 2000, and in 2000 compared to 1999, interest expense and pre-tax earnings would increase (decrease) by approximately $0.6 million for both time periods. These amounts were determined by considering the impact of a hypothetical 1 percent increase (decrease) in interest rates on the variable-rate debt held by WP&L as of December 31, 2000 and 1999.

COMMODITY RISK--NON-TRADING--WP&L is exposed to the impact of market fluctuations in the commodity price and transportation costs of electricity and natural gas it markets. WP&L employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. WP&L's exposure to commodity price risks is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale. Refer to Note 1(i) of the "Notes to Consolidated Financial Statements" for further discussion.

WP&L periodically utilizes gas commodity swap arrangements to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The gas commodity swaps in place approximate the forecasted storage withdrawal plan during this period. Therefore, market price fluctuations that result in an increase or decrease in the value of the physical commodity are substantially offset by changes in the value of the gas commodity swaps. To the extent actual storage withdrawals vary from forecasted withdrawals, WP&L has physical commodity price exposure. A 10 percent increase (decrease) in the price of gas would have an insignificant impact on the combined fair market value of the gas in storage and related swap arrangements in place as of December 31, 2000 and 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
EQUITY PRICE RISK--WP&L maintains trust funds to fund its anticipated nuclear decommissioning costs. As of December 31, 2000 and 1999, these funds were invested primarily in domestic equity and debt instruments. Fluctuations in equity prices or interest rates will not affect WP&L's results of operations as such fluctuations are recorded in equally offsetting amounts of investment income and depreciation expense when they are realized. In February 2001, WP&L entered into a four-year hedge on equity assets in its nuclear decommissioning trust fund.

Refer to Notes 1(l) and 10 of the "Notes to Consolidated Financial Statements" for further discussion of WP&L's derivative financial instruments.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareowners of Wisconsin Power and Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company (a Wisconsin corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows and changes in common equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wisconsin Power and Light Company and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP
Milwaukee, Wisconsin
January 29, 2001

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31,
                                                                2000        1999        1998
                                                              ---------   ---------   ---------
                                                                       (IN THOUSANDS)
OPERATING REVENUES:

  Electric utility..........................................  $692,191    $626,607    $614,704

  Gas utility...............................................   165,152     120,770     111,737

  Water.....................................................     5,038       5,128       5,007
                                                              --------    --------    --------

                                                               862,381     752,505     731,448
                                                              --------    --------    --------

OPERATING EXPENSES:

  Electric production fuels.................................   113,208     110,521     120,485

  Purchased power...........................................   146,939     107,598     113,936

  Cost of gas sold..........................................   107,131      64,073      61,409

  Other operation and maintenance...........................   188,967     172,131     193,578

  Depreciation and amortization.............................   139,911     113,037     119,221

  Taxes other than income taxes.............................    29,163      30,240      30,169
                                                              --------    --------    --------

                                                               725,319     597,600     638,798
                                                              --------    --------    --------

OPERATING INCOME............................................   137,062     154,905      92,650
                                                              --------    --------    --------

INTEREST EXPENSE AND OTHER:

  Interest expense..........................................    44,644      40,992      36,584

  Allowance for funds used during construction..............    (5,365)     (4,511)     (3,049)

  Miscellaneous, net........................................   (16,536)      1,836      (1,129)
                                                              --------    --------    --------

                                                                22,743      38,317      32,406
                                                              --------    --------    --------

INCOME BEFORE INCOME TAXES..................................   114,319     116,588      60,244
                                                              --------    --------    --------

INCOME TAXES................................................    42,918      45,758      24,670
                                                              --------    --------    --------

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX.....................................    71,401      70,830      35,574
                                                              --------    --------    --------

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE, NET
  OF TAX....................................................        35          --          --
                                                              --------    --------    --------

NET INCOME..................................................    71,436      70,830      35,574
                                                              --------    --------    --------

PREFERRED DIVIDEND REQUIREMENTS.............................     3,310       3,310       3,310
                                                              --------    --------    --------

EARNINGS AVAILABLE FOR COMMON STOCK.........................  $ 68,126    $ 67,520    $ 32,264
                                                              ========    ========    ========
-----------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                           CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,
                                                                   2000             1999
ASSETS                                                        --------------   --------------
                                                                      (IN THOUSANDS)
PROPERTY, PLANT AND EQUIPMENT:
  Utility --
    Plant in service --
      Electric..............................................  $  2,007,974     $  1,921,624
      Gas...................................................       273,457          258,132
      Water.................................................        29,869           27,770
      Common................................................       223,921          218,607
                                                              --------------   --------------
                                                                 2,535,221        2,426,133
    Less -- Accumulated depreciation........................     1,380,723        1,266,366
                                                              --------------   --------------
                                                                 1,154,498        1,159,767
    Construction work in progress...........................        59,133           66,784
    Nuclear fuel, net of amortization.......................        16,099           15,079
                                                              --------------   --------------
                                                                 1,229,730        1,241,630
  Other property, plant and equipment, net of accumulated
    depreciation and amortization of $195 and $169,
    respectively............................................           369              608
                                                              --------------   --------------
                                                                 1,230,099        1,242,238
                                                              --------------   --------------
CURRENT ASSETS:
  Cash and temporary cash investments.......................         2,584            3,555
  Accounts receivable:
    Customer................................................        51,769           22,061
    Associated companies....................................         2,211            5,067
    Other...................................................        13,865           10,984
  Production fuel, at average cost..........................        17,811           20,663
  Materials and supplies, at average cost...................        21,639           20,439
  Gas stored underground, at average cost...................        13,876            8,624
  Prepaid gross receipts tax................................        23,088           20,864
  Other.....................................................         6,397            9,275
                                                              --------------   --------------
                                                                   153,240          121,532
                                                              --------------   --------------
INVESTMENTS:
  Nuclear decommissioning trust funds.......................       195,768          166,202
  Other.....................................................        14,362           15,272
                                                              --------------   --------------
                                                                   210,130          181,474
                                                              --------------   --------------
OTHER ASSETS:
  Regulatory assets.........................................        88,721           82,161
  Deferred charges and other................................       174,834          138,730
                                                              --------------   --------------
                                                                   263,555          220,891
                                                              --------------   --------------
TOTAL ASSETS................................................  $  1,857,024     $  1,766,135
                                                              ==============   ==============
---------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART
                              OF THESE STATEMENTS.

                                                                        DECEMBER 31,
                                                                   2000              1999
CAPITALIZATION AND LIABILITIES                                ---------------   ---------------
                                                                       (IN THOUSANDS)
CAPITALIZATION (SEE CONSOLIDATED STATEMENTS OF
CAPITALIZATION):
  Common stock..............................................  $      66,183     $      66,183
  Additional paid-in capital................................        229,516           229,438
  Retained earnings.........................................        371,602           303,476
  Accumulated other comprehensive loss......................        (4,708)                --
                                                              ---------------   ---------------
    Total common equity.....................................        662,593           599,097
                                                              ---------------   ---------------
  Cumulative preferred stock................................         59,963            59,963
  Long-term debt (excluding current portion)................        514,209           414,673
                                                              ---------------   ---------------
                                                                  1,236,765         1,073,733
                                                              ---------------   ---------------

CURRENT LIABILITIES:
  Current maturities........................................             --             1,875
  Variable rate demand bonds................................         55,100            55,100
  Notes payable to associated companies.....................         29,244           125,749
  Accounts payable..........................................        120,155            88,245
  Accounts payable to associated companies..................         32,442            25,306
  Other.....................................................         36,266            30,283
                                                              ---------------   ---------------
                                                                    273,207           326,558
                                                              ---------------   ---------------

OTHER LONG-TERM LIABILITIES AND DEFERRED CREDITS:
  Accumulated deferred income taxes.........................        222,819           235,838
  Accumulated deferred investment tax credits...............         29,472            31,311
  Customer advances.........................................         34,815            34,643
  Environmental liabilities.................................          7,564            10,861
  Other.....................................................         52,382            53,191
                                                              ---------------   ---------------
                                                                    347,052           365,844
                                                              ---------------   ---------------

COMMITMENTS AND CONTINGENCIES (NOTE 11)

TOTAL CAPITALIZATION AND LIABILITIES........................  $   1,857,024     $   1,766,135
                                                              ===============   ===============
-----------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                          2000              1999              1998
                                                     ---------------   ---------------   ---------------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income........................................  $      71,436     $      70,830     $      35,574
 ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  FLOWS FROM OPERATING ACTIVITIES:
  Depreciation and amortization....................        139,911           113,037           119,221
  Amortization of nuclear fuel.....................          5,066             6,094             5,356
  Deferred taxes and investment tax credits........       (12,077)          (12,618)           (7,529)
  Other............................................       (16,003)             2,432           (2,089)
 OTHER CHANGES IN ASSETS AND LIABILITIES:
  Accounts receivable..............................       (29,733)          (13,423)            12,845
  Accounts payable.................................         39,046             8,482            19,452
  Benefit obligations and other....................       (21,797)          (11,854)           (5,509)
                                                     ---------------   ---------------   ---------------
    Net cash flows from operating activities.......        175,849           162,980           177,321
                                                     ---------------   ---------------   ---------------
CASH FLOWS FROM (USED FOR) FINANCING ACTIVITIES:
  Common stock dividends...........................             --          (58,353)          (58,341)
  Preferred stock dividends........................        (3,310)           (3,310)           (3,310)
  Proceeds from issuance of long-term debt.........        100,000                --            60,000
  Reductions in long-term debt.....................        (1,875)                --           (8,899)
  Net change in short-term borrowings..............       (96,505)            48,950           (4,201)
  Capital contribution from parent.................             --            30,000                --
  Other............................................        (1,242)                --           (1,966)
                                                     ---------------   ---------------   ---------------
    Net cash flows from (used for) financing
      activities...................................        (2,932)            17,287          (16,717)
                                                     ---------------   ---------------   ---------------
CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Utility construction expenditures................      (131,640)         (131,915)         (117,143)
  Nuclear decommissioning trust funds..............       (16,092)          (16,092)          (14,297)
  Other............................................       (26,156)          (30,516)          (29,845)
                                                     ---------------   ---------------   ---------------
    Net cash flows used for investing activities...      (173,888)         (178,523)         (161,285)
                                                     ---------------   ---------------   ---------------
NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH
  INVESTMENTS......................................          (971)             1,744             (681)
                                                     ---------------   ---------------   ---------------
CASH AND TEMPORARY CASH INVESTMENTS AT BEGINNING OF
  PERIOD...........................................          3,555             1,811             2,492
                                                     ---------------   ---------------   ---------------
CASH AND TEMPORARY CASH INVESTMENTS AT END OF
  PERIOD...........................................  $       2,584     $       3,555     $       1,811
                                                     ===============   ===============   ===============
SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the period for:
  Interest.........................................  $      40,455     $      38,330     $      33,368
                                                     ===============   ===============   ===============
  Income taxes.....................................  $      54,676     $      47,164     $      31,951
                                                     ===============   ===============   ===============
--------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.

                    CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                     DECEMBER 31,
                                                                  2000           1999
                                                              ------------   ------------
                                                              (IN THOUSANDS, EXCEPT SHARE
                                                                       AMOUNTS)
COMMON EQUITY:
  Common stock -- $5.00 par value -- authorized 18,000,000
    shares; 13,236,601 shares outstanding...................   $   66,183     $   66,183
  Additional paid-in capital................................      229,516        229,438
  Retained earnings.........................................      371,602        303,476
  Accumulated other comprehensive loss......................       (4,708)            --
                                                               ----------     ----------
                                                                  662,593        599,097
                                                               ----------     ----------
CUMULATIVE PREFERRED STOCK:
  Cumulative, without par value, not mandatorily redeemable
    -- authorized 3,750,000 shares, maximum aggregate stated
    value $150,000,000:
      $100 stated value -- 4.50% series, 99,970 shares
       outstanding..........................................        9,997          9,997
      $100 stated value -- 4.80% series, 74,912 shares
       outstanding..........................................        7,491          7,491
      $100 stated value -- 4.96% series, 64,979 shares
       outstanding..........................................        6,498          6,498
      $100 stated value -- 4.40% series, 29,957 shares
       outstanding..........................................        2,996          2,996
      $100 stated value -- 4.76% series, 29,947 shares
       outstanding..........................................        2,995          2,995
      $100 stated value -- 6.20% series, 150,000 shares
       outstanding..........................................       15,000         15,000
      $ 25 stated value -- 6.50% series, 599,460 shares
       outstanding..........................................       14,986         14,986
                                                               ----------     ----------
                                                                   59,963         59,963
                                                               ----------     ----------
LONG-TERM DEBT:
  First Mortgage Bonds:
    1984 Series A, variable rate (5% at December 31, 2000),
     due 2014...............................................        8,500          8,500
    1988 Series A, variable rate (5.15% at December 31,
     2000), due 2015........................................       14,600         14,600
    1990 Series V, 9.3%, due 2025...........................       27,000         27,000
    1991 Series A, variable rate (4.85% at December 31,
     2000), due 2015........................................       16,000         16,000
    1991 Series B, variable rate (4.85% at December 31,
     2000), due 2005........................................       16,000         16,000
    1991 Series C, retired in 2000..........................           --          1,000
    1991 Series D, retired in 2000..........................           --            875
    1992 Series W, 8.6%, due 2027...........................       90,000         90,000
    1992 Series X, 7.75%, due 2004..........................       62,000         62,000
    1992 Series Y, 7.6%, due 2005...........................       72,000         72,000
                                                               ----------     ----------
                                                                  306,100        307,975
  Debentures, 7%, due 2007..................................      105,000        105,000
  Debentures, 5.7%, due 2008................................       60,000         60,000
  Debentures, 7 5/8%, due 2010..............................      100,000             --
                                                               ----------     ----------
                                                                  571,100        472,975
                                                               ----------     ----------
  Less:
    Current maturities......................................           --         (1,875)
    Variable rate demand bonds..............................      (55,100)       (55,100)
    Unamortized debt premium and (discount), net............       (1,791)        (1,327)
                                                               ----------     ----------
                                                                  514,209        414,673
                                                               ----------     ----------
TOTAL CAPITALIZATION........................................   $1,236,765     $1,073,733
                                                               ==========     ==========
-----------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART
                              OF THESE STATEMENTS.

               CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

                                                                                    ACCUMULATED
                                                          ADDITIONAL                   OTHER         TOTAL
                                                COMMON     PAID-IN     RETAINED    COMPREHENSIVE    COMMON
                                                STOCK      CAPITAL     EARNINGS    INCOME (LOSS)    EQUITY
                                               --------   ----------   ---------   -------------   ---------
                                                                      (IN THOUSANDS)
1998:
Beginning balance............................  $66,183     $199,170    $320,386       $    --      $585,739
  Earnings available for common stock........                            32,264                      32,264
  Common stock dividends.....................                           (58,341)                    (58,341)
  Common stock issued........................                   268                                     268
                                               -------     --------    --------       -------      --------
Ending balance...............................   66,183      199,438     294,309            --       559,930

1999:
  Earnings available for common stock........                            67,520                      67,520
  Common stock dividends.....................                           (58,353)                    (58,353)
  Capital contribution from parent...........                30,000                                  30,000
                                               -------     --------    --------       -------      --------
Ending balance...............................   66,183      229,438     303,476            --       599,097

2000:
  Comprehensive income:
    Earnings available for common stock......                            68,126                      68,126
    Other comprehensive income (loss):
       Unrealized losses on derivatives
         qualified as hedges:
         Unrealized holding losses arising
            during period due to cumulative
            effect of a change in accounting
            principle, net of tax of
            ($430)...........................                                            (642)         (642)
         Other unrealized holding losses
            arising during period, net of tax
            of ($3,634)......................                                          (5,151)       (5,151)
         Less: reclassification adjustment
            for losses included in net
            income, net of tax of ($769).....                                          (1,085)       (1,085)
                                                                                      -------      --------
       Net unrealized losses on qualifying
         derivatives.........................                                          (4,708)       (4,708)
                                                                                      -------      --------
    Total comprehensive income...............                                                        63,418
  Common stock issued........................                    78                                      78
                                               -------     --------    --------       -------      --------
Ending balance...............................  $66,183     $229,516    $371,602       ($4,708)     $662,593
                                               =======     ========    ========       =======      ========
------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART
                              OF THESE STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) GENERAL--The consolidated financial statements include the accounts of WP&L and its consolidated subsidiaries. WP&L is a subsidiary of Alliant Energy and is engaged principally in the generation, transmission, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and water services. Nearly all of WP&L's retail customers are located in south and central Wisconsin. WP&L's principal consolidated subsidiaries are WPL Transco LLC and South Beloit.

The financial statements are prepared in conformity with accounting principles generally accepted in the U.S., which give recognition to the rate making and accounting practices of FERC and state commissions having regulatory jurisdiction. The preparation of the financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Unconsolidated investments for which WP&L has at least a 20 percent non-controlling voting interest are generally accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for WP&L's equity in net income or loss, which is included in "Miscellaneous, net" in the Consolidated Statements of Income and decreased for any dividends received. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

(B) REGULATION--WP&L is a public utility company subject to regulation by FERC, the PSCW and the ICC.

(C) REGULATORY ASSETS--WP&L is subject to the provisions of SFAS 71, "Accounting for the Effects of Certain Types of Regulation," which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. At December 31, 2000 and 1999, regulatory assets of $92.4 million and $85.9 million, respectively, were comprised of the following items (in millions):

                                                                2000       1999
                                                              --------   --------
Tax-related (Note 1(d)).....................................   $37.6      $43.4
Energy efficiency program costs.............................    19.8        7.0
Environmental liabilities (Note 11(e))......................    16.6       19.1
Other.......................................................    18.4       16.4
                                                               -----      -----
                                                               $92.4      $85.9
                                                               =====      =====

If a portion of WP&L's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment of other assets and write-down such assets to their fair value.

(D) INCOME TAXES--WP&L follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property.

The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WP&L established a regulatory asset associated with those temporary differences occurring prior to August 1991 that will be recovered in future rates.

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and WP&L, WP&L calculates its federal income tax provisions and makes payments to or receives payments from Alliant Energy as if it were a separate taxable entity.

(E) TEMPORARY CASH INVESTMENTS--Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days from the date of acquisition.

(F) DEPRECIATION OF UTILITY PROPERTY, PLANT AND EQUIPMENT--WP&L uses the straight-line depreciation method as approved by the PSCW and the ICC. The remaining life of Kewaunee, of which WP&L is a co-owner, is based on the PSCW approved revised end-of-life of 2010. Depreciation expense related to the decommissioning of Kewaunee is discussed in Note 11(f). The average rates of depreciation for electric and gas properties of WP&L, consistent with current rate making practices, were as follows:

                                                                2000       1999       1998
                                                              --------   --------   --------
Electric....................................................    3.6%       3.6%       3.6%
Gas.........................................................    4.1%       3.9%       3.8%

(G) PROPERTY, PLANT AND EQUIPMENT--Utility plant is recorded at original cost, which includes overhead and administrative costs and AFUDC. WP&L's aggregate gross AFUDC recovery rates used for 2000, 1999 and 1998, computed in accordance with the prescribed regulatory formula, were 10.8%, 5.4% and 5.2%, respectively.

Other property, plant and equipment is recorded at original cost. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in "Miscellaneous, net" in the Consolidated Statements of Income. Ordinary retirements of utility plant, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized.

(H) OPERATING REVENUES--WP&L accrues revenues for services rendered but unbilled at month-end. In 2000, WP&L recorded an increase of $10 million in the estimate of utility services rendered but unbilled at month-end due to the implementation of a refined estimation process.

(I) UTILITY FUEL COST RECOVERY--WP&L's retail electric rates are based in part on forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek emergency rate increases if the annual costs are more than 3 percent higher than the estimated costs used to establish rates. WP&L has a gas performance incentive which includes a sharing mechanism whereby 40 percent of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WP&L, with the remainder refunded to or recovered from customers.

(J) NUCLEAR REFUELING OUTAGE COSTS--Operating expenses incurred during refueling outages at Kewaunee are expensed by WP&L as incurred. The next scheduled refueling outage at Kewaunee is anticipated to commence in Fall 2001.

(K) NUCLEAR FUEL--Nuclear fuel for Kewaunee is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatt-hours generated.

(L) DERIVATIVE FINANCIAL INSTRUMENTS--WP&L uses derivative financial instruments to hedge exposures to fluctuations in interest rates, certain commodity prices and volatility in a portion of natural gas sales volumes due to weather. WP&L also utilizes derivatives to mitigate the equity price volatility associated with certain investments in equity securities. WP&L does not use such instruments for speculative purposes. In accordance with SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an Amendment of SFAS 133," the fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets and gains and losses related to derivatives that are designated as, and qualify as hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. WP&L has a number of commodity purchase and sales contracts for both capacity and energy that have been designated, and qualify for, the normal purchase and sale exception in SFAS 138. Based on this designation, these contracts are not accounted for as derivative instruments. Refer to Note 10 for further discussion of WP&L's derivative financial instruments.

(2) MERGER

In April 1998, WPLH, IES and IPC completed a merger resulting in Alliant Energy. The merger was accounted for as a pooling of interests.

(3) LEASES

WP&L's operating lease rental expenses for 2000, 1999 and 1998 were $7.9 million, $7.7 million and $6.4 million, respectively. WP&L's future minimum lease payments by year are as follows (in millions):

                                                              OPERATING
YEAR                                                           LEASES
----                                                          ---------
2001........................................................   $ 14.0
2002........................................................     16.5
2003........................................................     15.5
2004........................................................     15.1
2005........................................................     15.2
Thereafter..................................................     64.2
                                                               ------
                                                               $140.5
                                                               ======

(4) UTILITY ACCOUNTS RECEIVABLE

Utility customer accounts receivable, including unbilled revenues, arise primarily from the sale of electricity and natural gas. At December 31, 2000 and 1999, WP&L was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

An accounts receivable financing arrangement exists through 2001 for WP&L, in which it may sell up to a maximum amount of $150 million of accounts receivable to a financial institution on a limited recourse basis. Accounts receivable sold include receivables arising from sales to customers and to other public, municipal and cooperative utilities, as well as from billings to the co-owners of the jointly-owned electric generating plants operated by WP&L. WP&L receives a fee for billing and collection functions, which remain WP&L's responsibility, that approximates fair value. In 2000, 1999 and 1998, WP&L received approximately $0.9 billion, $0.9 billion and $1.0 billion, respectively, in aggregate proceeds from this facility. WP&L uses proceeds from the sale of accounts receivable and unbilled revenues to finance a portion of its long-term cash needs. Included in WP&L's Consolidated Statements of Income for 2000, 1999 and 1998, were fees associated with these sales of $5.0 million, $4.0 million and $4.9 million, respectively.

(5) INCOME TAXES

The components of federal and state income taxes for WP&L for the years ended December 31 were as follows (in millions):

                                                                2000       1999       1998
                                                              --------   --------   --------
Current tax expense.........................................   $55.0      $ 58.4     $32.2
Deferred tax expense........................................   (10.2)      (10.7)     (5.6)
Amortization of investment tax credits......................    (1.9)       (1.9)     (1.9)
                                                               -----      ------     -----
                                                               $42.9      $ 45.8     $24.7
                                                               =====      ======     =====

The overall effective income tax rates shown below for the years ended
December 31 were computed by dividing total income tax expense by income before income taxes.

                                                                2000       1999       1998
                                                              --------   --------   --------
STATUTORY FEDERAL INCOME TAX RATE...........................    35.0%       35.0%     35.0%
  State income taxes, net of federal benefits...............     6.0         6.3       7.8
  Amortization of investment tax credits....................    (1.6)       (1.6)     (3.1)
  Adjustment of prior period taxes..........................    (0.8)       (0.3)       --
  Merger expenses...........................................      --          --       2.5
  Amortization of excess deferred taxes.....................    (1.3)       (1.3)     (2.5)
  Other items, net..........................................     0.2         1.1       1.3
                                                               -----      ------     -----
OVERALL EFFECTIVE INCOME TAX RATE...........................    37.5%       39.2%     41.0%
                                                               =====      ======     =====

The accumulated deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at December 31 arise from the following temporary differences (in millions):

                                                                2000       1999
                                                              --------   --------
Property related............................................   $260.5     $271.9
Investment tax credit related...............................    (19.7)     (21.0)
Other.......................................................    (18.0)     (15.1)
                                                               ------     ------
                                                               $222.8     $235.8
                                                               ======     ======

(6) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

WP&L has two non-contributory defined benefit pension plans that cover substantially all of its employees. Benefits are based on the employees' years of service and compensation. WP&L also provides certain postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants' contributions adjusted annually and the life insurance plans are non-contributory.

The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                                        QUALIFIED PENSION               OTHER POSTRETIREMENT
                                                             BENEFITS                         BENEFITS
                                                  ------------------------------   ------------------------------
                                                    2000       1999       1998       2000       1999       1998
                                                  --------   --------   --------   --------   --------   --------
Discount rate...................................    8.00%      7.75%      6.75%      8.00%      7.75%      6.75%
Expected return on plan assets..................       9%         9%         9%         9%         9%         9%
Rate of compensation increase...................     3.5%       3.5%       3.5%       3.5%       3.5%       3.5%
Medical cost trend on covered charges:
  Initial trend range...........................     N/A        N/A        N/A          9%         7%         8%
  Ultimate trend range..........................     N/A        N/A        N/A          5%         5%         5%

The components of WP&L's qualified pension benefits and other postretirement benefits costs are as follows (in millions):

                                                                                                     OTHER POSTRETIREMENT
                                                        QUALIFIED PENSION BENEFITS                         BENEFITS
                                                   ------------------------------------      ------------------------------------
                                                     2000          1999          1998          2000          1999          1998
                                                   --------      --------      --------      --------      --------      --------
Service cost.....................................   $  3.0        $  3.8        $  3.2        $ 1.4         $ 1.6         $ 1.7

Interest cost....................................      8.9           8.9           8.5          3.3           2.7           2.6

Expected return on plan assets...................    (12.9)        (12.9)        (12.8)        (1.6)         (1.5)         (1.5)

Amortization of:

  Transition obligation (asset)..................     (2.1)         (2.1)         (2.1)         1.2           1.2           1.3

  Prior service cost.............................      0.4           0.4           0.5         --            --            --

  Actuarial loss (gain)..........................    --              0.2         --            (0.8)         (0.9)         (1.1)
                                                    ------        ------        ------        -----         -----         -----

Total                                               ($ 2.7)       ($ 1.7)       ($ 2.7)       $ 3.5         $ 3.1         $ 3.0
                                                    ======        ======        ======        =====         =====         =====

During 1998, WP&L recognized an additional $0.6 million of costs in accordance with SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," for severance and early retirement programs. In addition, during 1998, WP&L recognized $3.6 million of curtailment charges relating to WP&L's other postretirement benefits.

The pension benefit cost shown above (and in the following tables) represents only the pension benefit cost for bargaining unit employees of WP&L covered under the bargaining unit pension plan that is sponsored by WP&L. The pension benefit cost for WP&L's non-bargaining employees who are now participants in other Alliant Energy plans was ($1.3) million, ($1.8) million and $3.0 million for 2000, 1999 and 1998, respectively, including a special charge of $3.6 million in 1998 for severance and early retirement window programs. In addition, Corporate Services provides services to WP&L. The allocated pension benefit costs associated with these services was $1.3 million, $1.2 million and $0.6 million for 2000, 1999 and 1998, respectively. The other postretirement benefit cost shown above for each period (and in the following tables) represents the other postretirement benefit cost for all WP&L employees. The allocated other postretirement benefit cost associated with Corporate Services for WP&L was $0.3 million, $0.4 million and $0.2 million for 2000, 1999 and 1998, respectively.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 2000, holding all other assumptions constant, would have the following effects (in millions):

                                                      1 PERCENT INCREASE   1 PERCENT DECREASE
                                                      ------------------   ------------------
Effect on total of service and interest cost
  components........................................         $0.4                ($0.4)

Effect on postretirement benefit obligation.........         $3.0                ($2.9)

A reconciliation of the funded status of WP&L's plans to the amounts recognized on WP&L's Consolidated Balance Sheets at December 31 is presented below (in millions):

                                                                                                  OTHER
                                                                QUALIFIED PENSION             POSTRETIREMENT
                                                                     BENEFITS                    BENEFITS
                                                              ----------------------      ----------------------
                                                                2000          1999          2000          1999
                                                              --------      --------      --------      --------
Change in benefit obligation:

  Net benefit obligation at beginning of year...............   $117.2        $132.3         $42.4         $40.3

  Service cost..............................................      3.0           3.8           1.4           1.6

  Interest cost.............................................      8.9           8.9           3.3           2.7

  Plan participants' contributions..........................    --            --              1.2           1.2

  Actuarial loss (gain).....................................     (6.2)        (20.8)         (1.3)          0.8

  Gross benefits paid.......................................     (7.0)         (7.0)         (4.7)         (4.2)
                                                               ------        ------        ------        ------

    Net benefit obligation at end of year...................    115.9         117.2          42.3          42.4
                                                               ------        ------        ------        ------

Change in plan assets:

  Fair value of plan assets at beginning of year............    147.6         137.5          17.9          15.1

  Actual return on plan assets..............................     15.7          17.1           1.5           1.8

  Employer contributions....................................    --            --              3.5           4.0

  Plan participants' contributions..........................    --            --              1.2           1.2

  Gross benefits paid.......................................     (7.0)         (7.0)         (4.7)         (4.2)
                                                               ------        ------        ------        ------

    Fair value of plan assets at end of year................    156.3         147.6          19.4          17.9
                                                               ------        ------        ------        ------

Funded status at end of year................................     40.4          30.4         (22.9)        (24.5)

Unrecognized net actuarial loss (gain)......................     (8.2)          0.8         (15.0)        (14.5)

Unrecognized prior service cost.............................      4.3           4.7          (0.2)         (0.2)

Unrecognized net transition obligation (asset)..............     (3.7)         (5.8)         13.8          14.9
                                                               ------        ------        ------        ------

    Net amount recognized at end of year....................   $ 32.8        $ 30.1        ($24.3)       ($24.3)
                                                               ======        ======        ======        ======

Amounts recognized on the Consolidated Balance Sheets consist of:

    Prepaid benefit cost....................................   $ 32.8        $ 30.1         $ 0.9         $ 0.6

    Accrued benefit cost....................................    --            --            (25.2)        (24.9)
                                                               ------        ------        ------        ------

    Net amount recognized at measurement date...............     32.8          30.1         (24.3)        (24.3)
                                                               ------        ------        ------        ------

Contributions paid after September 30 and prior to
  December 31...............................................    --            --              0.6           1.0
                                                               ------        ------        ------        ------

    Net amount recognized at December 31....................   $ 32.8        $ 30.1        ($23.7)       ($23.3)
                                                               ======        ======        ======        ======

The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $37.1 million and $9.5 million as of September 30, 2000 and $36.5 million and $8.4 million, respectively, as of September 30, 1999.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former officers. The pension expense allocated to WP&L for these plans was $1.2 million, $0.8 million and $0.8 million in 2000, 1999 and 1998, respectively.

A significant number of WP&L employees also participate in defined contribution pension plans (401(k) plans). WP&L's contributions to the plans, which are based on the participants' level of contribution, were $2.1 million, $2.0 million and $2.4 million in 2000, 1999 and 1998, respectively.

(7) COMMON AND PREFERRED STOCK

(A) COMMON STOCK--WP&L has common stock dividend restrictions based on its respective bond indentures and articles of incorporation, and restrictions on the payment of common stock dividends commonly found with preferred stock. WP&L's common stock dividends are restricted to the extent that such dividend would reduce the common stock equity ratio to less than 25 percent. Also the PSCW ordered that it must approve the payment of dividends by WP&L to Alliant Energy that are in excess of the level forecasted in the rate order
($58.3 million), if such dividends would reduce WP&L's average common equity ratio below 52.00 percent of total capitalization. The dividends paid by WP&L to Alliant Energy since the rate order was issued have not exceeded such level.

(B) PREFERRED STOCK--The carrying value of WP&L's cumulative preferred stock at December 31, 2000 and 1999 was $60 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 2000 and 1999 was $44 million and $49 million, respectively.

(8) DEBT

(A) SHORT-TERM DEBT--WP&L, IESU and IPC participate in a utility money pool, which is funded, as needed, through the issuance of commercial paper by Alliant Energy. Interest expense and other fees are allocated based on borrowed amounts. The PSCW has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities. As a result, WP&L can only borrow money from the utility money pool. Information regarding WP&L's short-term debt was as follows (dollars in millions):

                                                                  2000          1999          1998
                                                                --------      --------      --------
As of year end:

  Notes payable outstanding...............................        $--           $--          $50.0

  Interest rate on notes payable..........................        N/A           N/A           5.4%

  Money pool borrowings...................................       $29.2         $125.7        $26.8

  Interest rate on money pool borrowings..................        6.6%          5.8%          5.2%

For the year ended:

  Average amount of short-term debt (based on
    daily outstanding balances)...........................       $25.5         $77.1         $48.4

  Average interest rate on short-term debt................        6.2%          5.2%          5.6%

(B) LONG-TERM DEBT--Substantially all of WP&L's utility plant is secured by its First Mortgage Bonds. WP&L also maintains unsecured indentures relating to the issuance of debt securities. WP&L's debt maturities for 2001 to 2005 are $0, $0, $0, $62.0 million and $88.0 million, respectively. The carrying value of WP&L's long-term debt at December 31, 2000 and 1999 was $569 million and $472 million, respectively. The fair market value, based upon the market yield of similar securities and quoted market prices, at December 31, 2000 and 1999 was $584 million and $469 million, respectively.

(9) INVESTMENTS AND ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of WP&L's current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by WP&L's parent. Information relating to investments held by WP&L that are marked to market as a result of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities," were as follows (in millions):

                                                                DECEMBER 31, 2000        DECEMBER 31, 1999
                                                              ----------------------   ----------------------
                                                                                                      NET
                                                              CARRYING/      NET       CARRYING/   UNREALIZED
                                                                FAIR      UNREALIZED     FAIR        GAINS/
                                                                VALUE       GAINS        VALUE      (LOSSES)
                                                              ---------   ----------   ---------   ----------
Available-for-sale securities:

  Nuclear decommissioning trust funds:

    Equity securities.......................................    $ 81         $26         $ 65         $29

    Debt securities.........................................     115           2          101          (2)
                                                                ----         ---         ----         ---

      Total.................................................    $196         $28         $166         $27
                                                                ====         ===         ====         ===

NUCLEAR DECOMMISSIONING TRUST FUNDS--As required by SFAS 115, WP&L's debt and equity security investments in the nuclear decommissioning trust funds are classified as available-for-sale. As of December 31, 2000, $75 million, $14 million and $26 million of the debt securities mature in 2001-2010, 2011-2020 and 2021-2035, respectively. The fair market value of the nuclear decommissioning trust funds was as reported by the trustee, adjusted for the tax effect of unrealized gains and losses. Net unrealized holding gains were recorded as part of accumulated provision for depreciation. The funds realized gains/(losses) from the sales of securities of $5.2 million, ($10.4) million and $0.8 million in 2000, 1999 and 1998, respectively (cost of the investments based on specific identification were $202.1 million, $94.6 million and $57.6 million, respectively, and proceeds from the sales were $207.3 million, $84.2 million and $58.4 million, respectively).

(10) DERIVATIVE FINANCIAL INSTRUMENTS

(A) ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--WP&L adopted SFAS 133 as of July 1, 2000. SFAS 133 requires that every derivative instrument be recorded on the balance sheet as an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133 requires that as of the date of initial adoption, the difference between the fair value of derivative instruments recorded on the balance sheet and the previous carrying amount of those derivatives be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle in accordance with APB 20, "Accounting Changes." Transition adjustments relating to WP&L's derivative instruments had no material impact on net income or the balance sheet.

A limited number of WP&L's fixed price commodity contracts are defined as derivatives under SFAS 133. The fair values of these derivative instruments have been recorded as assets and liabilities on the balance sheet and in the transition adjustment in accordance with the transition provisions of SFAS 133. Changes in the fair values of these instruments subsequent to July 1, 2000, to the extent that the derivatives are designated in cash flow hedging relationships and are effective at mitigating the underlying commodity risk, are recorded in other comprehensive income. At the date the underlying transaction occurs, the amounts accumulated in other comprehensive income are reported in the Consolidated Statements of Income. To the extent that the hedges are not effective, the ineffective portion of the changes in fair value is recorded directly in earnings.

As of December 31, 2000, WP&L held derivative instruments designated as cash flow hedging instruments and other derivatives. The cash flow hedging instruments are comprised of natural gas swaps and coal purchase and sales contracts which are used to manage the price of anticipated coal purchases and sales. WP&L utilizes gas commodity swap arrangements to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months pursuant to the natural gas cost incentive sharing mechanism with customers in Wisconsin. The gas commodity swaps in place hedge the forecasted sales of natural gas withdrawn from storage during this period.

In 2000, a net gain of approximately $0.4 million was recognized in earnings (recorded in gas revenues) representing the amount of hedge ineffectiveness. WP&L did not exclude any components of the derivative instruments' gain or loss from the assessment of hedge effectiveness and there were no reclasses into earnings as a result of the discontinuance of hedges. As of December 31, 2000, the maximum length of time over which WP&L is hedging its exposure to the variability in future cash flows for forecasted transactions is ten months and WP&L estimates that losses of $4.7 million will be reclassified from accumulated other comprehensive income into earnings within the 12 months between January 1, 2001 and December 31, 2001 as the hedged transactions affect earnings.

WP&L's derivatives that have not been designated in hedge relationships include natural gas swaps and electricity price collars which manage energy costs during supply/demand imbalances. As of December 31, 2000, these derivatives were recorded at their fair value as derivative assets and derivative liabilities on the Consolidated Balance Sheets and purchased-power expense in the Consolidated Statements of Income.

(B) WEATHER DERIVATIVES--WP&L uses weather derivatives to reduce the impact of weather volatility on its natural gas sales volumes. EITF 99-2, "Accounting for Weather Derivatives," requires the use of the intrinsic value method to account for non-exchange traded weather derivatives. In August 2000, WP&L entered into a non-exchange traded weather floor with a contract period from November 1, 2000 to March 31, 2001 that requires the counterparty pay WP&L $11,000 per heating degree-day less than 5,600 during the contract period. The maximum payout amount by the counterparty on this floor is $7 million. WP&L paid a premium to enter into this contract, which is being amortized to expense over the contract period. In August 1999, WP&L entered into a non-exchange traded "weather collar" with a contract period from November 1, 1999 to March 31, 2000. The maximum payout amount was $5 million.

(C) NUCLEAR DECOMMISSIONING TRUST FUND INVESTMENTS--WP&L previously entered into an equity collar that used written options to mitigate the effect of significant market fluctuations on its common stock investments in its nuclear decommissioning trust funds. The program was designed to protect the portfolio's value while allowing the funds to earn a total return modestly in excess of long-term expectations over the two-year hedge period, which was settled in December 2000. The notional amount of the options was $78 million at December 31, 1999. The options were reported at fair market value each reporting period. These fair value changes did not impact net income as they were recorded as equally offsetting changes in the investment in nuclear decommissioning trust funds and accumulated depreciation. The option liability fair value exceeded the premium received by $17.8 million at December 31, 1999, as reported by the trustee.

(11) COMMITMENTS AND CONTINGENCIES

(A) CONSTRUCTION AND ACQUISITION PROGRAM--WP&L anticipates 2001 utility construction and acquisition expenditures will be approximately $138 million. During 2002-2005, WP&L expects to spend approximately $667 million for utility construction and acquisition expenditures.

(B) PURCHASED-POWER AND TRANSMISSION, COAL AND NATURAL GAS CONTRACTS--Corporate Services has entered into purchased-power and transmission, coal, and natural gas supply, transportation and storage contracts as agent for WP&L, IESU and IPC. The gas supply commitments are all index-based. Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased-power contracts to the individual utilities. Such process considers factors such as resource mix, load growth and resource availability. Refer to
Note 15 for additional information. In addition, Corporate Services has entered into various coal contracts as agent for WP&L, IESU and IPC. Contract quantities are allocated to specific plants at the individual utilities based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, for 2001, 2002 and 2003, system-wide contracts of $21.3 million (5.1 million tons), $1.7 million (0.5 million tons) and $1.7 million (0.5 million tons), respectively, have not yet been allocated to the individual utilities due to the need for additional analysis of combustion compatibility and efficiency. Corporate Services expects to supplement its coal and natural gas supplies with spot market purchases as needed. The minimum commitments directly assigned to WP&L are as follows (dollars and Dths in millions; MWhs and tons in thousands):

                                                                         NATURAL GAS SUPPLY,
                         PURCHASED-POWER AND       COAL (INCLUDING       TRANSPORTATION AND
                            TRANSMISSION           TRANSPORTATION)        STORAGE CONTRACTS
                        ---------------------   ---------------------   ---------------------
                         DOLLARS      MWHS       DOLLARS      TONS       DOLLARS      DTHS
                        ---------   ---------   ---------   ---------   ---------   ---------
2001                      $53.2        864        $14.0       4,523       $39.6        93
2002                       34.3        219          9.8       3,673        26.9        88
2003                       21.8        219          5.5       2,957        22.9        79
2004                       14.0        219          5.5       2,957        11.2        56
2005                        8.0         --           --          --        11.1        55

(C) INFORMATION TECHNOLOGY SERVICES--Corporate Services has an agreement, expiring in 2004, with EDS for information technology services. WP&L's anticipated operating and capital expenditures under the agreement for 2001 are estimated to total approximately $2 million. Future costs under the agreement are variable and are dependent upon WP&L's level of usage of technological services from EDS.

(D) FINANCIAL COMMITMENTS--During 2000, WP&L committed to transfer all of its transmission assets to ATC. This transfer occurred on January 1, 2001, at the net book value of the assets. WPL Transco LLC, a wholly-owned subsidiary of WP&L, will hold the resulting investment in ATC and follow the equity method of accounting.

(E) ENVIRONMENTAL LIABILITIES--WP&L had recorded the following environmental liabilities, and regulatory assets associated with certain of these liabilities, as of December 31 (in millions):

ENVIRONMENTAL LIABILITIES      2000         1999          REGULATORY ASSETS      2000         1999
-------------------------   ----------   ----------       -----------------   ----------   ----------
  MGP sites............        $4.5        $ 7.3          MGP sites......       $11.7        $14.2
  NEPA.................         3.6          4.1          NEPA...........         4.4          4.9
  Other................         0.1          0.1          Other..........         0.5           --
                               ----        -----                                -----        -----
                               $8.2        $11.5                                $16.6        $19.1
                               ====        =====                                =====        =====

MGP SITES--WP&L has current or previous ownership interests in 14 sites previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WP&L has received letters from state environmental agencies requiring no further action at four sites. WP&L is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WP&L records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 2000, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of all WP&L's sites to be approximately $4 million to $5 million.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WP&L, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Regulatory assets have been recorded by WP&L, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WP&L believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations.

Settlement has been reached with all of WP&L's insurance carriers regarding reimbursement for its MGP-related costs and all issues have been resolved. Insurance recoveries available as of both December 31, 2000 and 1999 for WP&L were $2.1 million. Pursuant to its applicable rate making treatment, WP&L has recorded its recoveries as an offset against its regulatory assets.

NATIONAL ENERGY POLICY ACT OF 1992--NEPA requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases. WP&L recovers the costs associated with this assessment over the period the costs are assessed. WP&L continues to pursue relief from this assessment through litigation.

(F) DECOMMISSIONING OF KEWAUNEE--Pursuant to the most recent electric rate case order, the PSCW allows WP&L to recover $16 million annually for its share of the cost to decommission Kewaunee. Decommissioning expense is included in "Depreciation and amortization" in the Consolidated Statements of Income and the cumulative amount is included in "Accumulated depreciation" on the Consolidated Balance Sheets to the extent recovered through rates. Additional information relating to the decommissioning of Kewaunee included in the most recent electric rate orders was as follows (dollars in millions):

Assumptions relating to current rate recovery amounts:
  WP&L's share of estimated decommissioning cost............        $212.5
  Year dollars in...........................................         2000
  Method to develop estimate................................    Site-specific
                                                                    study
  Annual inflation rate.....................................        5.83%
  Decommissioning method....................................  Prompt dismantling and removal
  Year decommissioning to commence..........................         2013
  After-tax return on external investments:
    Qualified...............................................        5.62%
    Non-qualified...........................................        6.97%
External trust fund balance at December 31, 2000............        $195.8
After-tax earnings on external trust funds in 2000..........        $11.3

WP&L is funding all rate recoveries for decommissioning into external trust funds and funding on a tax-qualified basis to the extent possible. All of the rate recovery assumptions are subject to change in future regulatory proceedings. In accordance with its regulatory requirements, WP&L records the earnings on the external trust funds as interest income with a corresponding entry to depreciation expense. The earnings accumulate in the external trust fund balances and in accumulated depreciation on utility plant.

(G) LEGAL PROCEEDINGS--WP&L is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WP&L believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(12) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Wisconsin utilities, WP&L has undivided ownership interests in jointly-owned electric generating stations and related transmission facilities. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatt-hour generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to WP&L's ownership interest in these facilities at December 31, 2000 is as follows (dollars in millions):

                                                                                    ACCUMULATED    CONSTRUCTION
                                                      OWNERSHIP      PLANT IN      PROVISION FOR     WORK-IN-
                                        FUEL TYPE    INTEREST %       SERVICE      DEPRECIATION      PROGRESS
                                       -----------   -----------   -------------   -------------   ------------

Columbia Energy Center...............     Coal          46.2          $175.4           $103.6         $ 0.5
Edgewater Unit 4.....................     Coal          68.2            53.0             33.6           1.6
Edgewater Unit 5.....................     Coal          75.0           230.2             98.6           0.3
Kewaunee.............................    Nuclear        41.0           136.8            108.1          21.4
                                                                      ------           ------         -----
                                                                      $595.4           $343.9         $23.8
                                                                      ======           ======         =====

(13) SEGMENTS OF BUSINESS

WP&L is a regulated domestic utility, serving customers in Wisconsin and Illinois, and is broken down into three segments: a) electric operations;
b) gas operations; and c) other, which includes the water business and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in "Other." Intersegment revenues were not material to WP&L's operations and there was no single customer whose revenues exceeded 10 percent or more of WP&L's consolidated revenues. Certain financial information relating to WP&L's significant business segments is presented below:

                                                              ELECTRIC     GAS       OTHER      TOTAL
                                                              --------   --------   --------   --------
                                                                            (IN MILLIONS)
2000
Operating revenue...........................................  $  692.2    $165.2     $  5.0    $  862.4
Depreciation and amortization expense.......................     122.9      15.9        1.1       139.9
Operating income............................................     123.2      12.2        1.7       137.1
Interest expense, net of AFUDC..............................                           39.3        39.3
Net income from equity method subsidiaries..................                           (0.5)       (0.5)
Miscellaneous, net (other than equity income)...............                          (16.0)      (16.0)
Income tax expense..........................................                           42.9        42.9
Net income..................................................                           71.4        71.4
Preferred dividends.........................................                            3.3         3.3
Earnings available for common stock.........................                           68.1        68.1
Total assets................................................   1,344.9     226.1      286.0     1,857.0
Investments in equity method subsidiaries...................                            4.8         4.8
Construction and acquisition expenditures...................     114.2      15.1        2.3       131.6

1999
Operating revenue...........................................  $  626.6    $120.8     $  5.1    $  752.5
Depreciation and amortization expense.......................      97.5      14.5        1.0       113.0
Operating income............................................     139.3      13.8        1.8       154.9
Interest expense, net of AFUDC..............................                           36.5        36.5
Net income from equity method subsidiaries..................                           (0.7)       (0.7)
Miscellaneous, net (other than equity income)...............                            2.5         2.5
Income tax expense..........................................                           45.8        45.8
Net income..................................................                           70.8        70.8
Preferred dividends.........................................                            3.3         3.3
Earnings available for common stock.........................                           67.5        67.5
Total assets................................................   1,310.5     200.3      255.3     1,766.1
Investments in equity method subsidiaries...................                            5.2         5.2
Construction and acquisition expenditures...................     111.2      18.2        2.5       131.9

                                                              ELECTRIC     GAS       OTHER      TOTAL
                                                              --------   --------   --------   --------
                                                                            (IN MILLIONS)
1998
Operating revenue...........................................  $  614.7    $111.7     $  5.0    $  731.4
Depreciation and amortization expense.......................     104.7      13.6        0.9       119.2
Operating income............................................      87.4       3.6        1.7        92.7
Interest expense, net of AFUDC..............................                           33.5        33.5
Net income from equity method subsidiaries..................                           (0.8)       (0.8)
Miscellaneous, net (other than equity income)...............                           (0.3)       (0.3)
Income tax expense..........................................                           24.7        24.7
Net income..................................................                           35.6        35.6
Preferred dividends.........................................                            3.3         3.3
Earnings available for common stock.........................                           32.3        32.3
Total assets................................................   1,276.4     195.9      212.9     1,685.2
Investments in equity method subsidiaries...................                            5.2         5.2
Construction and acquisition expenditures...................      99.6      16.0        1.5       117.1

(14) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                             QUARTER ENDED
                                                            ------------------------------------------------
                                                            MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                            --------   --------   ------------   -----------
                                                                             (IN MILLIONS)
2000
  Operating revenues......................................   $218.8     $193.9       $199.6        $250.1
  Operating income........................................     40.5       25.1         36.9          34.6
  Net income..............................................     21.9       11.3         17.6          20.6
  Earnings available for common stock.....................     21.0       10.5         16.8          19.8

1999
  Operating revenues......................................   $203.0     $167.1       $186.8        $195.6
  Operating income........................................     46.4       21.9         32.5          54.1
  Net income..............................................     26.3        6.9         14.2          23.4
  Earnings available for common stock.....................     25.4        6.1         13.4          22.6

(15) RELATED PARTY ISSUES

In association with the 1998 merger that resulted in the formation of Alliant Energy, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which became effective with the merger. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement. The sales amounts allocated to WP&L were $28.6 million, $23.8 million and $23.6 million for 2000, 1999 and 1998, respectively. The purchases allocated to WP&L were $130.7 million, $101.0 million and $70.0 million for 2000, 1999 and 1998, respectively. The procedures were approved by both the FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, IESU,

WP&L and IPC are fully reimbursed for any generation expense incurred to support a sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of the sale.

Pursuant to a service agreement approved by the SEC under PUHCA, WP&L received various administrative and general services from an affiliate, Corporate Services. These services are billed to WP&L at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WP&L. These costs totaled $103.4 million, $96.5 million and $53.9 million for 2000, 1999 and 1998, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. Corporate Services began operations in May 1998 upon the consummation of the merger. At December 31, 2000 and 1999, WP&L had an intercompany payable to Corporate Services of $30.6 million and $24.7 million, respectively.

                             SHAREOWNER INFORMATION

MARKET INFORMATION--The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of WIS_P. All other series of preferred stock are traded on the over-the-counter market. Seventy-two percent of WP&L's individual preferred shareowners are Wisconsin residents.

DIVIDEND INFORMATION--Preferred stock dividends paid per share for each quarter during 2000 were as follows:

SERIES                           DIVIDEND
------                           ---------
4.40%..........................  $1.10
4.50%..........................  $1.125
4.76%..........................  $1.19
4.80%..........................  $1.20
4.96%..........................  $1.24
6.20%..........................  $1.55
6.50%..........................  $0.40625

As authorized by the WP&L Board of Directors, preferred stock dividend record and payment dates normally are as follows:

RECORD DATE                     PAYMENT DATE
-----------                    --------------
February 28..................  March 15
May 31.......................  June 15
August 31....................  September 15
November 30..................  December 15

STOCK TRANSFER AGENT AND REGISTRAR
Alliant Energy Corporation
Shareowner Services
P.O. Box 2568
Madison, WI 53701-2568

FORM 10-K INFORMATION--A copy of Form 10-K as filed with the SEC will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

                               EXECUTIVE OFFICERS

ERROLL B. DAVIS, JR., 56, was elected Chairman of the Board effective
April 2000 and Chief Executive Officer (CEO) effective April 1998. He previously served as President and CEO since 1988 and has been a board member since 1984.

WILLIAM D. HARVEY, 51, was elected President effective April 1998. He previously served as Senior Vice President since 1993.

ELIOT G. PROTSCH, 47, was elected Executive Vice President-Energy Delivery effective October 1998. He previously served as Senior Vice President from 1993 to 1998.

BARBARA J. SWAN, 49, was elected Executive Vice President and General Counsel effective October 1998. She previously served as Vice President-General Counsel from 1994 to 1998.

THOMAS M. WALKER, 53, was elected Executive Vice President and Chief Financial Officer (CFO) effective October 1998. Prior thereto, he served as Executive Vice President and CFO since 1996 at IES and IESU.

PAMELA J. WEGNER, 53, was elected Executive Vice President-Corporate Services effective October 1998. She previously served as Vice President-Information Services and Administration from 1994 to 1998.

EDWARD M. GLEASON, 60, was elected Vice President-Treasurer and Corporate Secretary effective April 1998. He previously served as Controller, Treasurer, and Corporate Secretary since 1996.

DUNDEANA K. LANGER, 42, was elected Vice President-Customer Operations effective December 2000. She previously served as Vice President-Customer Services and Operations since September 1999, Vice President-Customer Services from 1998 to 1999, Assistant Vice President-Field Operations from 1997 to 1998 at IESU and General Manager-Operations & Director Process Redesign Implementation from 1996 to 1997 at IESU.

DANIEL L. MINECK, 52, was elected Vice President-Performance Engineering and Environmental effective April 1998. He previously served as Assistant Vice President-Corporate Engineering since 1996 at IESU.

KIM K. ZUHLKE, 47, was elected Vice President-Engineering, Sales & Marketing effective September 1999. He previously served as Vice President-Customer Operations since April 1998 and as Vice President-Customer Services and Sales from 1993 to 1998.

JOHN E. KRATCHMER, 38, was elected Corporate Controller and Chief Accounting Officer effective October 2000. He previously served as Assistant Controller since April 1998 at Alliant Energy and as Manager of Financial Reporting and Property from 1996 to 1998 at IES.

NOTE: None of the executive officers listed above is related to any member of the Board of Directors or nominee for director or any other executive officer.

Mr. Davis has an employment agreement with Alliant Energy pursuant to which his term of office is established. All other executive officers have no definite terms of office and serve at the pleasure of the Board of Directors.

ADDITIONAL OFFICERS

LINDA J. WENTZEL, 52, was elected Assistant Corporate Secretary effective
May 1998. She previously served as Executive Administrative Assistant since 1995 at Alliant Energy.

ENRIQUE BACALAO, 51, was elected Assistant Treasurer effective November 1998. Prior to joining Alliant Energy, he was Vice President, Corporate Banking from 1995 to 1998 at the Chicago Branch of The Industrial Bank of Japan, Limited.

STEVEN F. PRICE, 48, was elected Assistant Treasurer effective April 1998. He previously served as Assistant Corporate Secretary since 1992.

                                                Shareowner Services
                                                P.O. Box 2568
                                                [WISCONSIN POWER & LIGHT LOGO]
                                                Madison, WI 53701-2568

                                                SHAREOWNER INFORMATION NUMBERS:

                                              Local Madison, WI: 1-608-252-2110
                                              All Other Areas: 1-800-356-5343


To all Wisconsin Power and Light Company shareowners:

Please take a moment now to vote your shares for the upcoming Annual Meeting of Shareowners.

Below is your 2001 Wisconsin Power and Light Company proxy card. Please read both sides of the proxy card, note your election, sign and date it. Detach and return it promptly in the enclosed self-addressed envelope. Whether or not you are attending, we encourage you to vote your shares.

You are invited to attend the Annual Meeting of Shareowners on Wednesday, May 30, 2001 at 1:00 p.m. at the Alliant Energy Corporation Headquarters in Room 1A at 222 West Washington Ave., Madison, Wisconsin.


                Please Fold and Detach Proxy Card at Perforation.
--------------------------------------------------------------------------------


Indicate your vote by an (X) in the appropriate boxes.
                                                   FOR ALL   WITHHOLD  FOR ALL
ELECTION OF DIRECTORS:                                       FOR ALL   EXCEPT(*)
                                                     / /       / /       / /
Nominees for terms
ending in 2004:
                                             (*) TO WITHHOLD AUTHORITY TO VOTE
  01 Jack B. Evans                           FOR ANY INDIVIDUAL NOMINEE, STRIKE
  02 Joyce L. Hanes                          A LINE THROUGH THE NOMINEE'S NAME
  03 David A. Perdue                         IN THE LIST TO THE LEFT AND MARK
  04 Judith D. Pyle                          AN (X) IN THE "For All Except" BOX.



P
R
O
X
Y



PLEASE DATE AND SIGN YOUR NAME(S)
EXACTLY AS SHOWN ABOVE AND MAIL
PROMPTLY IN THE ENCLOSED ENVELOPE.


-----------------------------------------   Important: When signing as attorney,
Signature                     Date          executor, administrator, trustee or
                                            guardian, please give your full
                                            title as such. In the case of
-----------------------------------------   JOINT HOLDERS, all should sign.
Signature                     Date

     To access the Alliant Energy Annual Report on the Internet, please open our site at www.alliant-energy.com. We encourage you to check out our site to see how easy and convenient it is. Click on the Annual Report button. You may print or just view this material. Your internet provider may have usage charges associated with electronic access.




            (continued and to be signed and dated on the other side.)
--------------------------------------------------------------------------------

WISCONSIN POWER & LIGHT                                    P.O. BOX 2568
[LOGO]                                                     MADISON WI 53701-2568


                          WISCONSIN POWER & LIGHT
                               P.O. BOX 2568
                           MADISON WI 53701-2568

--------------------------------------------------------------------------------
                  ANNUAL MEETING OF SHAREOWNERS - MAY 30, 2001
--------------------------------------------------------------------------------

The undersigned appoints William D. Harvey, and Edward M. Gleason, or either of them, attorneys and proxies, with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company, held of record in the name of the undersigned at the close of business on April 3, 2001,at the Annual Meeting of Shareowners of the Company to be held in Room IA at the Alliant Energy Corporation headquarters, 222 West Washington Ave., Madison, Wisconsin on May 30, 2001 at 1:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting including the matters described in the Company's Notice of Annual-Meeting of Shareowners dated April 10, 2001 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy when properly executed will be voted in the manner directed herein by the shareowner. If no direction is made, the proxy will vote "FOR" the election of all listed nominees.